AGREEMENT AND PLAN OF MERGER

                                   among

                           PAGING NETWORK, INC.,

                      ARCH COMMUNICATIONS GROUP, INC.

                                    and

                        ST. LOUIS ACQUISITION CORP.













                        Dated as of November 7, 1999

                             Table of Contents


                                 ARTICLE I.

                    The Merger; Closing; Effective Time


1.1.     The Merger.........................................................1
1.2.     Closing............................................................2
1.3.     Effective Time.....................................................2

                                ARTICLE II.

    Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.     The Certificate of Incorporation...................................2
2.2.     The Bylaws.........................................................2

                                ARTICLE III.

                            Directors & Officers

3.1.     Directors of Arch..................................................3
3.2.     Directors of the Surviving Corporation.............................3
3.3.     Officers of the Surviving Corporation..............................3

                                ARTICLE IV.

      Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.     Effect on Capital Stock.............................................3
4.2.     Exchange of Certificates for Shares.................................4
4.3.     Dissenters' Rights..................................................7
4.4.     Adjustments to Prevent Dilution.....................................7
4.4.     Alternate Transaction Structure.....................................7

                                 ARTICLE V.

                       Representations and Warranties

5.1.     Representations and Warranties of PageNet, Arch and Merger Sub.....8




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                                ARTICLE VI.

                                 Covenants

6.1.     Interim Operations.................................................23
6.2.     Acquisition Proposals..............................................28
6.3.     The Certificate Amendments.........................................30
6.4.     Information Supplied...............................................30
6.5.     Stockholders Meetings..............................................31
6.6.     Filings; Other Actions; Notification...............................33
6.7.     Access; Consultation...............................................35
6.8.     Affiliates.........................................................35
6.9.     Stock Exchange Listing.............................................35
6.10.    Publicity..........................................................36
6.11.    Benefits...........................................................36
6.12.    Expenses...........................................................37
6.13.    Indemnification; Directors' and Officers' Insurance................37
6.14.    Takeover Statute...................................................39
6.15.    Confidentiality....................................................39
6.16.    Tax-Free Reorganization............................................39
6.17.    Senior Credit Facilities...........................................39
6.18.    The Exchange Offers................................................40
6.19.    Bankruptcy Provisions..............................................45
6.20.    Rights Agreement...................................................51
6.21.    Preferred Stock....................................................51
6.22.    Spinoff ...........................................................52

                                ARTICLE VII.

                                 Conditions

7.1.     Conditions to Each Party's Obligation to Effect the Merger.........52
7.2.     Conditions to Obligations of Arch and Merger Sub...................54
7.3.     Conditions to Obligation of PageNet................................56

                               ARTICLE VIII.

                                Termination

8.1.     Termination by Mutual Consent......................................57
8.2.     Termination by Either Arch or PageNet..............................58
8.3.     Termination by PageNet.............................................58
8.4.     Termination by Arch................................................58
8.5.     Effect of Termination and Abandonment..............................59


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                                ARTICLE IX.

                         Miscellaneous and General

9.1.     Survival...........................................................61
9.2.     Modification or Amendment..........................................61
9.3.     Waiver of Conditions...............................................62
9.4.     Counterparts.......................................................62
9.5.     Governing Law and Venue; Waiver of Jury Trial......................62
9.6.     Notices............................................................63
9.7.     Entire Agreement...................................................64
9.8.     No Third Party Beneficiaries.......................................64
9.9.     Obligations of Arch and of PageNet.................................64
9.10.    Severability.......................................................65
9.11.    Interpretation.....................................................65
9.12.    Captions...........................................................65
9.13.    Assignment.........................................................65


                                  Exhibits

Certificate of Incorporation of the Surviving Corporation............Exhibit A
Arch Rights Agreement Amendment......................................Exhibit B
PageNet Affiliates Agreement.........................................Exhibit C




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                           Index of Defined Terms
                                                                       Section
Term
Acquisition Proposal.....................................................6.2(a)
Agreement..............................................................preamble
Alternative Merger..........................................................4.5
Alternative Merger Notice...................................................4.5
Arch...................................................................preamble
Arch Class B Common Stock............................................5.1(b)(ii)
Arch Common Stock........................................................4.1(a)
Arch Companies...........................................................4.1(a)
Arch Conditions to the Prepackaged Plan....................................6.19
Arch Disclosure Letter......................................................5.1
Arch Exchange Offer.....................................................6.18(a)
Arch Exchange Prospectus................................................6.18(d)
Arch Exchange Registration Statement....................................6.18(d)
Arch Minimum Condition..................................................6.18(b)
Arch Notes..............................................................6.18(a)
Arch Preferred Shares................................................5.1(b)(ii)
Arch Required Consents................................................5.1(d)(i)
Arch Requisite Vote..................................................5.1(c)(ii)
Arch Rights Agreement................................................5.1(b)(ii)
Arch Series B Preferred Share........................................5.1(b)(ii)
Arch Series C Preferred Share........................................5.1(b)(ii)
Arch Stock Plans.....................................................5.1(b)(ii)
Arch Stockholders Approval...............................................6.5(b)
Arch Stockholders Meeting................................................6.5(b)
Arch Termination Fee.....................................................8.5(c)
Audit Date...............................................................5.1(f)
Bankruptcy and Equity Exception.......................................5.1(c)(i)
Bankruptcy Case............................................................6.19
Bankruptcy Code............................................................6.19
Bankruptcy Court...........................................................6.19
Bylaws......................................................................2.2
Certificate..............................................................4.1(a)
Certificate Amendments.................................................recitals
Certificate of Merger.......................................................1.3
Charter.....................................................................2.1
Closing.....................................................................1.2
Closing Date................................................................1.2
Code...................................................................recitals
Communications Act....................................................5.1(d)(i)
Compensation and Benefit Plans........................................5.1(h)(i)



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Confidentiality Agreement..................................................6.15
Contracts............................................................5.1(d)(ii)
Costs...................................................................6.13(a)
Current Premium.........................................................6.13(c)
D&O Insurance...........................................................6.13(c)
Delaware Courts..........................................................9.5(a)
DGCL........................................................................1.1
Disclosure Letter...........................................................5.1
Dismissal Order......................................................6.19(a)(v)
Distributed Interests......................................................6.22
Distributed Subsidiary.....................................................6.22
Effective Time..............................................................1.3
Environmental Law........................................................5.1(n)
ERISA.................................................................5.1(h)(i)
ERISA Affiliate.......................................................5.1(h)(i)
Exchange Act..........................................................5.1(b)(i)
Exchange Agent...........................................................4.2(a)
Exchange Offers.........................................................6.18(a)
Exchange Offers Expiration Date.........................................6.18(h)
Exchange Ratio...........................................................4.1(a)
Exchange Prospectus.....................................................6.18(d)
Exchange Registration Statements........................................6.18(d)
Excluded PageNet Shares..................................................4.1(a)
Exclusivity Provision...................................................6.19(d)
Exit Financing.............................................................6.19
Extended Determination Date........................................6.19(a)(iii)
FCC...................................................................5.1(d)(i)
FCC Regulations.......................................................5.1(d)(i)
Final Confirmation Order...................................................6.19
Final Order..............................................................7.1(c)
GAAP.....................................................................5.1(e)
Governmental Entity...................................................5.1(d)(i)
Governmental Regulations..............................................5.1(d)(i)
Hazardous Substance......................................................5.1(n)
HSR Act...............................................................5.1(d)(i)
Indemnified Parties.....................................................6.13(a)
Indenture Amendments....................................................6.18(c)
Initial Determination Date.................................................6.19
Initial Merger Motion...................................................6.19(d)
Initial Merger Order....................................................6.19(d)
Interim Financing..........................................................6.19
Involuntary Insolvency Event.........................................6.19(a)(v)
Involuntary Insolvency Event Date....................................6.19(a)(v)
IRS..................................................................5.1(h)(ii)



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Knowledgeable Executives.................................................5.1(g)
Laws.....................................................................5.1(i)
Material Adverse Effect..................................................5.1(a)
Merger.................................................................recitals
Merger Consideration.....................................................4.1(a)
Merger Sub.............................................................preamble
NASDAQ......................................................................6.9
Note Consents...........................................................6.18(b)
Note Waivers............................................................6.18(c)
Notes...................................................................6.18(a)
Notes Exchange Agent....................................................6.18(i)
Order....................................................................7.1(d)
PageNet................................................................preamble
PageNet Affiliates Agreement................................................6.8
PageNet Conditions to the Prepackaged Plan.................................6.19
PageNet Disclosure Letter...................................................5.1
PageNet Exchange Offer..................................................6.18(a)
PageNet Exchange Prospectus.............................................6.18(d)
PageNet Minimum Condition...............................................6.18(b)
PageNet Notes...........................................................6.18(a)
PageNet Option.......................................................6.11(a)(i)
PageNet Required Consents.............................................5.1(d)(i)
PageNet Rights Agreement..............................................5.1(b)(i)
PageNet Secured Creditors..................................................6.17
PageNet Share............................................................4.1(a)
PageNet Stock Plans...................................................5.1(b)(i)
PageNet Stockholders Approval............................................6.5(a)
PageNet Stockholders Meeting.............................................6.5(a)
PageNet Termination Fee..................................................8.5(b)
Pension Plan.........................................................5.1(h)(ii)
Permits..................................................................5.1(i)
Person...................................................................4.2(a)
Prepackaged Plan...........................................................6.19
Prospectus/Proxy Statement..................................................6.4
PUC...................................................................5.1(d)(i)
Reports..................................................................5.1(e)
Representatives..........................................................6.2(a)
Requisite Bankruptcy Vote of the PageNet Notes.............................6.19
Requisite Bankruptcy Vote of the PageNet Secured Creditors.................6.19
Requisite Conditions to the Prepackaged Plan...............................6.19
Rule 145 Affiliates.........................................................6.8
S-4 Registration Statement..................................................6.4
SEC......................................................................5.1(e)
Section 16 Person .................................................6.11(a)(iii)



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Securities Act........................................................5.1(d)(i)
Series C Consent Agreement .............................................6.21(a)
Series C Consideration .................................................6.21(a)
Series C Exchange Ratio ................................................6.21(a)
Significant Investees ...............................................5.1(d)(ii)
Significant Subsidiaries..............................................5.1(b)(i)
Spinoff....................................................................6.22
Spinoff Dividend...........................................................6.22
Spinoff Record Date........................................................6.22
State Laws............................................................5.1(d)(i)
Subsidiary...............................................................5.1(a)
Substitute Option....................................................6.11(a)(i)
Superior Proposal........................................................6.2(a)
Surviving Corporation.......................................................1.1
Takeover Statute.........................................................5.1(j)
Tax......................................................................5.1(l)
Tax Return...............................................................5.1(l)
Taxable..................................................................5.1(l)
Termination Date............................................................8.2


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



                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------

         This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of November 7, 1999, is among PAGING NETWORK, INC., a Delaware corporation ("PageNet"), ARCH COMMUNICATIONS GROUP, INC., a Delaware corporation ("Arch"), and ST. LOUIS ACQUISITION CORP., a Delaware corporation that is a wholly owned subsidiary of Arch ("Merger Sub").

                                  RECITALS

         WHEREAS, the respective Boards of Directors of each of Arch, Merger Sub and PageNet have approved, recommended and declared advisable this Agreement and the merger of Merger Sub with and into PageNet (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the parties hereto intend, by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger and the other transactions which are part of this plan of reorganization to qualify as a "reorganization" as therein defined;

         WHEREAS, the Arch Board of Directors has approved, recommended and declared advisable certain amendments to its Certificate of Incorporation to effectuate the actions described herein (the "Certificate Amendments"), contemporaneously upon and in connection with the Merger;

         WHEREAS, Arch, Merger Sub and PageNet desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                 ARTICLE I.

                    The Merger; Closing; Effective Time
                    -----------------------------------

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into PageNet and the separate corporate existence of Merger Sub shall thereupon cease. PageNet shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of PageNet with all its rights, privileges, immunities, powers and franchises shall




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


continue unaffected by the Merger, except as set forth in Article III of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

         1.2. Closing. The closing of the Merger (the "Closing") shall take place: (i) at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 9:00 A.M., local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or (ii) at such other place and time and/or on such other date as Arch and PageNet may agree in writing (the "Closing Date").

         1.3. Effective Time. At the Closing, Arch and PageNet will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other later time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

                                ARTICLE II.

    Certificate of Incorporation and Bylaws of the Surviving Corporation
    --------------------------------------------------------------------

         2.1. The Certificate of Incorporation. The certificate of incorporation of PageNet, amended and restated in its entirety as set forth in Exhibit A, shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

         2.2. The Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.




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                                ARTICLE III.

                            Directors & Officers
                            --------------------

         3.1. Directors of Arch Arch shall take all actions necessary (subject to applicable law and any necessary stockholder approval) to cause, at the Effective Time, the number of directors comprising the full Board of Directors of Arch to be comprised of twelve directors, six of which shall be nominated by the Board of Directors of Arch, and six of which shall be nominated by the Board of Directors of PageNet, each such person to serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws; provided, however, that of the six directors nominated by the Board of Directors of PageNet, one shall be designated by each of the three holders of PageNet Notes holding the greatest percentage in aggregate principal amount of the PageNet Notes; and if and to the extent that any such holder declines to make such designation, the number of directors nominated by the Board of Directors of PageNet shall be decreased and the number of directors nominated by the Board of Directors of Arch shall be increased. The directors nominated by PageNet shall be divided as nearly evenly as is possible among the classes of directors of Arch.

         3.2. Directors of the Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws;

         3.3. Officers of the Surviving Corporation. The officers of PageNet at the Effective Time shall at the Effective Time, be the officers of the Surviving Corporation until his or her successor has been duly elected and qualified, or until their earlier death, resignation, or removal in accordance with the Charter and the Bylaws.

                                ARTICLE IV.

      Effect of the Merger on Capital Stock; Exchange of Certificates
      ---------------------------------------------------------------

         4.1. Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of Arch, Merger Sub and PageNet, without any action on the part of the holder of any capital stock of Arch, Merger Sub or PageNet:

                  (a) Merger Consideration. Each share of common stock, par value $0.01 per share, of PageNet (each, a "PageNet Share") issued and outstanding immediately prior to the Effective Time (excluding PageNet Shares (collectively, "Excluded PageNet Shares") that are owned by Arch, Merger Sub or any direct or indirect, wholly owned subsidiary of Arch or Merger Sub (collectively, the "Arch Companies")), shall be converted into and become exchangeable for
         0.1247 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share, of Arch (the "Arch Common Stock"), subject to adjustment as provided in Section 4.4, (the "Merger Consideration"). At the Effective Time, all PageNet Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such PageNet Shares (other than Excluded
         PageNet Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive a distribution or dividend pursuant to Section 4.2(b)(i), in each case without interest, or to vote pursuant to Section 4.2(b)(ii).

                  (b) Cancellation of Excluded PageNet Shares. At the Effective Time, each Excluded PageNet Share shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

                  (c) Merger Sub Capital Stock. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Arch.

         4.2.     Exchange of Certificates for Shares.

                  (a) Exchange Procedures. Promptly after the Effective Time, Arch shall cause its transfer agent or another exchange agent selected by Arch with PageNet's prior approval (the "Exchange Agent"), which shall not be unreasonably withheld, to mail to each holder of record as of the Effective Time of a
         Certificate: (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Arch and PageNet may reasonably agree; and (ii) instructions for exchanging the Certificates for: (A) certificates representing shares of Arch Common Stock; and (B) any unpaid dividends and other distributions due to such holder with respect to such shares, including, with respect to holders of PageNet Shares at the Spinoff Record Date (as defined in Section 6.22), the Distributed Interests (as defined in Section 6.22). Subject to Section 4.2(g), upon proper surrender of a Certificate for cancellation (or affidavits of loss in lieu thereof) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor: (x) a certificate representing that number of shares of Arch Common Stock that such holder is entitled to receive pursuant to this
         Article IV and, with respect to PageNet Shares at the Spinoff Record Date, certificates representing the Distributed Interests that such holder is entitled pursuant to Section 6.22; and (y) a check in the amount (after giving effect to any required tax withholdings) of any dividends or other distributions that such holder has the right to receive pursuant to the provisions of this

         Article IV. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of PageNet Shares that is not registered in the transfer records of PageNet, a certificate representing the proper number of shares of Arch Common Stock and, with respect to PageNet Shares at the Spinoff Record Date, certificates representing the Distributed Interests, together with a check for any dividends or distributions with respect thereto, may be issued and/or paid to such a transferee if the Certificate formerly representing such PageNet Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid. If any certificate for shares of Arch Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay all transfer and other taxes required by reason of the issuance of certificates for shares of Arch Common Stock and/or Distributed Interests in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Arch or the Exchange Agent that such tax has been paid or is not applicable.

         The term "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)), or other entity of any kind or nature.

                 (b)  Distributions With Respect To Unexchanged Shares; Voting.

                       (i) Whenever a dividend or other distribution is declared by Arch with respect to Arch Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions with respect to all shares of Arch Common Stock issuable pursuant to this Agreement. No dividends or other distributions with respect to such Arch Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing shares of Arch Common Stock issued in exchange therefor, without interest: (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such shares of Arch Common Stock and not previously paid; and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Arch Common Stock with a record date after the Effective Time and prior to the date of issuance of such shares of Arch Common Stock but with a payment date subsequent to surrender. For purposes of dividends or other distributions with respect to shares of Arch

         Common Stock, all such shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

                       (ii) At any meeting of stockholders of Arch with a record date at or after the Effective Time, registered holders of unsurrendered Certificates shall be entitled to vote the number of shares of Arch Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates; provided, however, that any such vote shall be at the times, upon the conditions, and in the manner prescribed by the certificate of incorporation and bylaws of Arch.

                  (c) Transfers. From and after the Effective Time, there shall be no transfers of PageNet Shares or Arch Series C Preferred Shares that were outstanding immediately prior to the Effective Time recorded on the stock transfer books of PageNet or Arch, as the case may be.

                  (d) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip representing fractional shares of Arch Common Stock will be issued in the Merger, but in lieu thereof, each holder of Certificates otherwise entitled to a fractional share of Arch Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 4.2(d), a cash payment in lieu of such fractional shares of Arch Common Stock determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Arch Common Stock, as reported in The Wall Street Journal, New York City edition, on the ten (10) days immediately prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Certificates in lieu of any fractional shares of Arch Common Stock, the Exchange Agent shall make available such amounts of cash to such holders of Certificates, without interest thereon.

                  (e) Termination of Exchange Period; Unclaimed Stock. Any shares of Arch Common Stock, and any portion of the dividends or other distributions with respect to the Arch Common Stock deposited by Arch with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the holders of Certificates 180 days after the Effective Time shall be re-delivered to Arch. Any holders of Certificates who have not theretofore complied with this Article IV shall thereafter be entitled to look only to the Surviving Corporation for exchange of shares of Arch Common Stock, and any dividends and other distributions with respect thereto issuable and/or payable pursuant to Section 4.1, Section 4.2(b), and Section 4.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Arch, the Exchange Agent, nor any other Person shall be liable to any former holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in the form customarily required by Arch as indemnity against any claim that may be made against it with respect to such Certificate, Arch will issue the shares of Arch Common Stock and the Exchange Agent will issue stock and any dividends and other distributions with respect thereto issuable or payable in exchange for such lost, stolen, or destroyed Certificate pursuant to Section 4.1, Section 4.2(b) and Section 4.2(d), in each case, without interest.

                  (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 6.8) of PageNet shall not be exchanged until Arch has received a written agreement from such Person as provided in Section 6.8.

         4.3. Dissenters' Rights. In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of PageNet Shares in connection with the Merger.

         4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or stock distribution, or other similar transaction, there is a change in the number of PageNet Shares, Arch Series C Preferred Shares, Arch Common Stock, or securities convertible or exchangeable into, or exercisable for, PageNet Shares, Arch Series C Preferred Shares or Arch Common Stock issued and outstanding, the Exchange Ratio and the Series C Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

         4.5. Alternate Transaction Structure. At any time prior to the effectiveness of the S-4 Registration Statement (as defined herein), either Arch or PageNet may notify the other party (the "Alternative Merger Notice") that it desires to restructure the Merger or the other transactions contemplated hereby in a manner contemplated to (i) increase the likelihood that the Merger would be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) decrease any potential tax liability of PageNet, Arch or the Surviving Corporation after the Effective Time, (iii) provide greater operational flexibility to Arch and the Surviving Corporation after the Effective Time, or (iv) increase the number of PageNet Shares (or Distributed Interests) offered to holders of PageNet Notes or the number of shares of Arch Common Stock offered to holders of Arch Notes in the Exchange Offers (with a corresponding reduction in the number of shares offered to the holders of PageNet Shares (or Distributed Interests) or the holders of Arch Common Stock, respectively). Upon delivery of the Alternative Merger Notice, the parties to this Agreement shall cooperate with each other and use their respective reasonable best efforts to determine the manner in which the Merger, the Agreement and the transactions contemplated hereby shall be restructured (the Merger, restructured as contemplated by the parties pursuant to this Section 4.5, shall be referred to herein as the "Alternative Merger"). With the written consent of each of the parties to this Agreement (such consent not to be unreasonably withheld), the Merger, this Agreement and the other transactions contemplated hereby may be modified to reflect the Alternative Merger with a view to ensuring that the parties hereto are not adversely affected by the restructuring.

                                 ARTICLE V.

                       Representations and Warranties

         5.1. Representations and Warranties of PageNet, Arch and Merger Sub. Except as set forth in the corresponding sections or subsections of the respective disclosure letters, dated as of the date of this Agreement, and delivered by PageNet to Arch or by Arch to PageNet (each a "Disclosure Letter," and the "PageNet Disclosure Letter" and the "Arch Disclosure Letter," respectively), as the case may be, PageNet (except for subparagraphs (b)(ii), (c)(ii), (j)(ii) and (o)(ii) below and references in subparagraphs (a) and (e) below to documents made available by Arch to PageNet) represents and warrants to Arch and Merger Sub, and Arch, on behalf of itself and Merger Sub (except for subparagraphs (b)(i), (c)(i), (j)(i), and (o)(i) below, and references in subparagraphs (a) and (e) below to documents made available by PageNet to Arch) represents and warrants to PageNet, that:

                  (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except when the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to Arch, in the case of PageNet, and to PageNet, in the case of Arch, a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

         The term "Subsidiary" means, with respect to PageNet or Arch, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such party.

         The term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from, or related to, changes or developments involving:
(1) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory, or administrative authority; (2) general conditions applicable to the U.S. economy, including changes in interest rates; or (3) conditions affecting the U.S. wireless telecommunications industry, in each case taken as a whole.

         Reference to "the other party" means, with respect to PageNet, Arch and means, with respect to Arch, PageNet.

                  (b)      Capital Structure.

                           (i) The authorized capital stock of PageNet consists of 250,000,000 PageNet Shares, of which 103,960,240 PageNet Shares were issued and outstanding and no PageNet Shares were held in treasury as of the close of business on November 5, 1999, and 25,000,000 shares of preferred stock, of which no shares were issued and outstanding as of the close of business on November 5, 1999. All of the outstanding PageNet Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no PageNet Shares reserved for issuance pursuant to the Shareholder Rights Agreement, dated as of September 8, 1994, between PageNet and The First National Bank of Boston, as Rights Agent, as amended (the "PageNet Rights Agreement"), and PageNet Shares subject to issuance as set forth below, as of the date of this Agreement, and PageNet has no PageNet Shares or preferred stock reserved for, or subject to, issuance. As of November 5, 1999, there were 9,887,588 PageNet Shares that PageNet was obligated to issue pursuant to PageNet's stock plans, at a weighted average exercise price of $9.2637 per PageNet Share, and each of such plans is listed in Section 5.1(b)(i) of the PageNet Disclosure Letter (collectively, the "PageNet Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of PageNet's "Significant Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any Subsidiaries that, if aggregated, would together constitute a Significant Subsidiary) is duly authorized, validly issued, fully paid and nonassessable and owned by PageNet or a direct or indirect wholly owned subsidiary of PageNet, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, as of the date of this Agreement there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of PageNet or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of PageNet or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. As of the date hereof, PageNet does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of PageNet on any matter. No PageNet Shares are held by a Subsidiary of PageNet.

                           (ii) The authorized capital stock of Arch consists of 65,000,000 shares of Arch Common Stock, of which 45,837,186 shares of Arch Common Stock were issued and outstanding and no shares of Arch Common Stock were held in treasury as of the close of business on November 5, 1999, 10,000,000 shares of Class B common stock, par value $0.01 per share, of Arch (the "Arch Class B Common Stock") of which 5,360,261 shares of Arch
         Class B Common Stock were issued and outstanding as of the close of business on November 5, 1999, and 10,000,000 shares of preferred stock, of which (x) 250,000 were designated Series C Convertible Preferred Stock, par value $0.01 per share (each a "Arch Series C Preferred Share"), of which 250,000 shares were issued and outstanding as of the close of business on November 5, 1999, and (y) 300,000 shares of which were designated Series B Junior Participating Preferred Stock, par value $0.01 per share (each a "Arch Series B Preferred Share," collectively the "Arch Series B Preferred Shares"), none of which were outstanding as of the close of business on November 5, 1999 (the Arch Series B Preferred Shares together with the Arch Series C Preferred Shares, the "Arch Preferred Shares"). All of the outstanding shares of Arch Common Stock, Arch Class B Common Stock and Arch
         Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 300,000 Arch Series B Preferred Shares reserved for issuance pursuant to the Rights Agreement, dated as of October 13, 1995, between Arch and The Bank of New York, as Rights Agent, as amended (the "Arch Rights Agreement"), and Arch Common Stock subject to issuance as set forth below, and Arch Preferred Shares, Arch has not authorized, issued, or reserved for issuance any common stock, preferred stock, or other shares of capital stock as of the date of this Agreement. As of November 5, 1999, there were 1,834,253 shares of Arch Common Stock that Arch was obligated to issue pursuant to Arch' stock plans, at a weighted average exercise price of $10.18 per share of Arch Common Stock, each of such plans is listed in
         Section 5.1(b)(ii) of the Arch Disclosure Letter (collectively the "Arch Stock Plans"), and 5,902,702 shares of Arch Common Stock that Arch was obligated to issue pursuant to outstanding warrants having an expiration date of September 1, 2001 and an effective exercise price of $9.03 per Share of Arch Common Stock. As of the date hereof, each outstanding Arch Series C Preferred Share is convertible into 6.7444 shares of Arch Common Stock. Each of the outstanding shares of capital stock or other securities of each of Arch' Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Arch or a direct or indirect wholly owned Subsidiary of Arch, free and clear of any lien, pledge, security interest, claim, or other encumbrance. Except as set forth above and except pursuant to the Arch Series B Preferred Shares or the Arch Series C Preferred Shares, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of

         Arch or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Arch or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Arch does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Arch on any matter. No shares of Arch Common Stock or Arch Preferred Shares are held by a Subsidiary of Arch. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Arch, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                  (c)      Corporate Authority; Approval and Fairness.

                           (i) PageNet has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement and approval of the Merger and the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement by the holders of a majority of the PageNet Shares in accordance with applicable law and PageNet's bylaws and charter and to the receipt of PageNet Required Consents (as defined in Section 5.1(d)(i)), to consummate the Merger. This Agreement has been duly executed and delivered by PageNet and is a valid and binding agreement of PageNet, enforceable against PageNet in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of
         PageNet: (A) has unanimously approved and declared advisable this Agreement and the other transactions contemplated by this Agreement; and (B) has received the opinion of each of its financial advisors, Houlihan Lokey Howard & Zukin Capital, Goldman, Sachs & Co. and Morgan Stanley Dean Witter, in a customary form and to the effect that the Merger Consideration and the Distributed Interests, taken as a whole, to be received by the holders of PageNet Shares, on the date of such opinion, is fair to such holders from a financial point of view. The PageNet Shares when issued pursuant to the PageNet Exchange Offer (as defined in Section 6.18(a)), will be validly issued, fully paid and nonassessable, and no stockholder of PageNet will have any preemptive right of subscription or purchase with respect thereto.

                           (ii) Arch and Merger Sub each has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Series C Consent Agreement and, subject only to adoption of the Certificate Amendments (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement pursuant to this Agreement by a majority of the votes of the Arch Common Stock and Arch Series C Preferred Shares voting together and a majority of the votes of the Arch Series C Preferred Shares (for certain of the Certificate Amendments) in accordance with applicable law and Arch' certificate of incorporation and bylaws (the "Arch Requisite Vote"), and to the receipt of the Arch Required Consents (as defined in Section 5.1(d)(i)), to consummate the Merger. This Agreement has been duly executed and delivered by Arch and Merger Sub and is a valid and binding agreement of Arch and Merger Sub, enforceable against Arch and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Arch:
         (A) has unanimously approved and declared advisable this Agreement and the Series C Consent Agreement and the other transactions contemplated by this Agreement and the Series C Consent Agreement; and (B) has received the opinion of its financial advisor, Bear, Stearns & Co. Inc., in a customary form and to the effect that the Exchange Ratio, as of the date of such opinion, is fair to the public stockholders of Arch from a financial point of view. The shares of Arch Common Stock, when issued pursuant to this Agreement or the Arch Exchange Offer, will be validly issued, fully paid and nonassessable, and no stockholder of Arch will have any preemptive right of subscription or purchase with respect thereto.

                  (d)      Government Filings; No Violations.

                           (i) Other than the filings, notices and/or approvals: (A) pursuant to Section 1.3 of this Agreement, or, in connection with the Bankruptcy Case and the Prepackaged Plan, the Final Confirmation Order; (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, and the Securities Act of 1933, as amended (the "Securities Act"); (C) of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act"), or the rules, regulations, and policies of the FCC (the "FCC Regulations"); (D) of any state public utility commissions or similar state regulatory bodies (each, a "PUC") identified in its respective Disclosure Letter pursuant to applicable state Laws (as defined in Section 5.1(i)) regulating the paging or other telecommunications business ("State

         Laws"); (E) to comply with state securities or "blue-sky" laws; and (F) of any local, state or federal governmental authorities required for a change in ownership of transmission sites (all of such filings and/or notices of Arch being referred to as the "Arch Required Consents" and of PageNet being referred to as the "PageNet Required Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to (x) consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time.

                  The term "Governmental Regulations" includes the HSR Act, the Communications Act, the FCC Regulations, State Laws, and any other antitrust, competition, or telecommunications Law of the United States of America or any other nation, province, territory or jurisdiction that must be satisfied or complied with in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

                           (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in: (A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or the comparable governing instruments of any of its Significant Subsidiaries or any entity in which it has an equity interest of 20% or more (collectively, with Significant Subsidiaries, "Significant Investees"); (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or any of its Significant Investees is subject or is a party; or (C) any change in the rights or obligations of any party under any Contracts to which it or any of its Significant Investees is subject or is a party, except for such defaults, breaches, violations or accelerations as may result from the Bankruptcy Case or the Prepackaged Plan, and except, in the case of clauses (B) or (C) above for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to (x) consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective

         Time. The PageNet Disclosure Letter, with respect to PageNet, and the Arch Disclosure Letter, with respect to Arch, sets forth a correct and complete list of Contracts to which it or any of its Significant Investees is a party, pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, other than as may be required in connection with the Bankruptcy Case or the Prepackaged Plan, or those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its (x) ability to consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time.

                  (e) Reports; Financial Statements. It has made available to the other party each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996, including without limitation its Annual Report on Form 10-K for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date of this Agreement, its "Reports"). As of their respective dates, its Reports complied, as to form, with all applicable requirements under the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (together with any amendments thereto filed prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity, and of cash flows included in, or incorporated by reference into, its Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. It has made available to the other party all correspondence since December 31, 1996 between it or its representatives, on the one hand, and the SEC, on the other hand. To its knowledge, as of the date of this Agreement, there are no pending or threatened SEC inquiries or investigations relating to it or any of its Reports. To its knowledge and except as disclosed in its Reports or in filings by its holders with the SEC, as of the date of this Agreement, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

                  (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, since December 31, 1998 (the "Audit Date"), it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iv) any change by it in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for in this Agreement, in its respective Disclosure Letter, or as disclosed in its Reports filed prior to the date of this Agreement, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by it or any of its respective Subsidiaries, to directors, officers or key employees as identified in the corresponding section of each party's Disclosure Letter or any amendment of any of its Compensation and Benefit Plans (as defined in Section 5.1(h)(i)), other than increases or amendments in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice).

                  (g) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date of this Agreement, there are no: (x) (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its executive officers identified in the corresponding section of each party's Disclosure Letter ("Knowledgeable Executives"), threatened against it or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act); or
         (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or (y) any other facts or circumstances, in any such case, of which the Knowledgeable Executives have actual knowledge and that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except, in the case of (x) or (y), those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                  (h)      Employee Benefits.

                           (i) Neither it nor any of its respective ERISA Affiliates (as defined below) maintains, is a party to, participates in, or has any liability or contingent liability with respect to, any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, change-of-control, stock purchase, restricted stock, stock option, employment, consulting, termination, severance, compensation, medical, health or fringe benefit plan, or other plan, program, agreement, policy or arrangement for any of its agents, consultants, employees, directors, former employees or former directors and/or any of its respective ERISA Affiliates which does not constitute an employee benefit plan under ERISA (which employee benefit plans and other plans, programs, agreements, policies and arrangements are collectively referred to as the "Compensation and Benefit Plans"). A true and correct copy of each Compensation and Benefit Plan which have been reduced to writing and, to the extent applicable, copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to any Compensation and Benefit Plans and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by PageNet and Arch to the other party prior to the date of this Agreement. In the case of any Compensation and Benefit Plan which is not in written form, PageNet and Arch has supplied to the other party an accurate description of such Compensation and Benefit Plan as in effect on the date of this Agreement. For purposes of this Agreement, the term "ERISA Affiliate" means any corporation or trade or business which, together with PageNet or Arch, as applicable, is a member of a controlled group of Persons or a group of trades or businesses under common control with PageNet or Arch, as applicable, within the meaning of Sections 414(b), (c),
         (m) or (o) of the Code.

                           (ii) All Compensation and Benefit Plans, other than a multiemployer plan (as defined in Section 3(37) of ERISA), are in substantial compliance with all requirements of applicable law, including the Code and ERISA and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. There have been no acts or omissions by it or any of its respective ERISA Affiliates, which have given rise to or may give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which PageNet, Arch, as applicable, or any of its respective ERISA Affiliates may be liable. Each of the Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than a multiemployer plan (each a "Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") which covers all changes in law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and neither it, nor any of its respective ERISA Affiliates is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the actual knowledge of PageNet's or Arch', as applicable, Knowledgeable Executives, threatened material litigation relating to its Compensation and Benefit Plans. Neither it, nor any of its respective ERISA Affiliates, has engaged in a transaction with respect to any of the Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of the ERISA Affiliates to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                           (iii) As of the date of this Agreement, no liability under Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any of its respective ERISA Affiliates with respect to any Compensation and Benefit Plan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plans within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

                           (iv) All contributions required to be made under the terms of any of the Compensation and Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date of this Agreement. None of the Pension Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it, nor any of its respective ERISA Affiliates has provided, or is required to provide, security to any Pension Plans pursuant to Section 401(a)(29) of the Code or to the PBGC pursuant to Title IV or ERISA.

                           (v) Under each of the Pension Plans as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                           (vi) Neither it, nor any of its respective ERISA Affiliates, have any obligations for post-termination health and life benefits under any of the Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date of this Agreement or as required by applicable law.

                           (vii) The consummation of the Merger (or the approval thereof by its respective stockholders) and the other transactions contemplated by this Agreement, will not (except as may result from, or be contemplated by, the Bankruptcy Case or the Prepackaged Plan): (x) entitle any of its employees or directors or any employees of any of its ERISA Affiliates, as applicable, to severance pay, directly or indirectly, upon termination of employment or otherwise; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans; or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

                           (viii) None of the Compensation and Benefit
         Plans is a multiemployer plan and neither it, nor any of its respective ERISA Affiliates, have contributed or been obligated to contribute to a multiemployer plan at any time.

                  (i) Compliance with Laws. Except as set forth in its Reports filed prior to the date of this Agreement, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in its Reports filed prior to the date of this Agreement, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of the Knowledgeable Executives, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the actual knowledge of the Knowledgeable Executives, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders, operating rights, and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                  (j)      Takeover Statutes; Charter and Bylaw Provisions.

                           (i) The PageNet Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under U.S. stated or federal laws (each a "Takeover Statute") apply to the Merger, this Agreement, or any of the other transactions contemplated hereby. PageNet and the PageNet Board of Directors have taken all appropriate and necessary actions to (A) render the PageNet Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (B) provide that (I) neither Arch nor Merger Sub shall be deemed an Acquiring Person (as defined in the PageNet Rights Agreement) as a result of this Agreement or the transactions contemplated hereby and thereby, (II) no Distribution Date (as defined in the PageNet Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated hereby and (III) the rights issuable pursuant to the PageNet Rights Agreement will not separate from the shares of PageNet Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and (C) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of PageNet inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

                           (ii) The Arch Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other Takeover Statute applies to this Agreement or any of the transactions contemplated hereby. Arch and the Arch Board of Directors have taken all appropriate and necessary actions to (A) amend the Arch Rights Agreement as set forth in Exhibit B to this Agreement, (B) provide that (I) PageNet shall not be deemed an Acquiring Person (as defined in the Arch Rights Agreement) as a result of this Agreement or the transactions contemplated thereby, (II) no Distribution Date (as defined in the Arch Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated thereby unless the ownership threshold set forth in Exhibit B shall be exceeded, and (III) the rights issuable pursuant to the Arch Rights Agreement will not separate from the shares of Arch Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby unless the ownership threshold set forth in Exhibit B shall be exceeded, and (C) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of Arch inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

                  (k) Tax Matters. As of the date of this Agreement, neither it nor any of its Subsidiaries has taken or agreed to take any action, nor do the Knowledgeable Executives have any actual knowledge of any fact or circumstance (excluding possible uncertainties regarding valuation of securities to be issued in the Merger and Exchange Offers), that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                  (l) Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them at or before the Effective Time and all such filed Tax Returns are complete and accurate in all material respects. It and each of its Subsidiaries as of the Effective Time: (x) will have paid all Taxes and estimated Taxes (including all amounts shown to be due on all filed Tax Returns) that they are required to pay prior to the Effective Time; and (y) will have withheld or collected all federal, state and local income taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor, or third party, and to the extent required, will have paid such amounts to the proper governmental authority. As of the date of this Agreement, (i) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings with respect to Taxes or Tax matters, and (ii) there are not, to the actual knowledge of its Knowledgeable Executives, any unresolved questions, claims or outstanding proposed or assessed deficiencies concerning its or any of its Subsidiaries' Tax liability which, if determined adversely would have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect to such Taxes that are reflected in the financial statements included in its Reports. Neither it nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax. There are no tax liens (other than liens for current Taxes not yet due and payable) upon its assets or the assets of any Subsidiary. There is no "Section 382 limitation," as defined in Section 382(b) of the Code, currently applicable to its or its Subsidiaries' net operating loss, investment credit, or other tax attribute carryforwards. Neither it nor any of its
         Subsidiaries: (A) is a party to any tax sharing agreement; or (B) is liable for the Tax obligations of any person other than it or one of its Subsidiaries.

         The term "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, charges, fees, or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest with respect to such penalties and additions. The term "Tax Return" includes all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                  (m) Labor Matters. Neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the actual knowledge of its Knowledgeable Executives, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. None of the employees of PageNet or Arch or any of their respective Subsidiaries is subject to a collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and no attempt is currently being made or during the past three (3) years has been made to organize any of its employees to form or enter into any labor union or similar organization.

                  (n) Environmental Matters. Except as disclosed in its Reports filed prior to the date of this Agreement and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings, or other structures) do not contain any Hazardous Substances; (iii) the properties formerly owned or operated by it or any of its Subsidiaries did not contain any Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property;
         (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim, or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and
         (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs, or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

         The term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release, or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property or notifications to government agencies or the public in connection with any Hazardous Substance.

         The term "Hazardous Substance" means any substance that is listed, classified, or regulated pursuant to any Environmental Law, including any petroleum product or by- product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials, or radon.

                  (o) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement or, the Series C Consent Agreement, as applicable, except that: (i) PageNet has employed Houlihan Lokey Howard & Zukin Capital, Goldman, Sachs & Co. and Morgan Stanley Dean Witter as its financial advisors, the arrangements with which have been disclosed to Arch prior to the date of this Agreement; and (ii) Arch has employed Bear, Stearns & Co. Inc. as its financial advisor, the arrangements with which have been disclosed to PageNet prior to the date of this Agreement.

                  (p) Computer Systems. Except as set forth in its Reports:
         (i) its computer system performs and shall perform properly all date-sensitive functions with respect to dates prior to and after December 31, 1999; and (ii) it has developed feasible contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's computer system or equipment on or about January 1, 2000 (including, those of vendors, customers, and suppliers, and a general failure of, or interruption in, its communications and delivery infrastructure).

                  (q) FCC Licenses. Each of Arch and PageNet, and each of its respective Subsidiaries, is the authorized and legal holder of, or otherwise has all rights to, all Permits issued under or pursuant to the Communications Act, the FCC Regulations, and State Laws which are necessary for the operation of their respective businesses as presently operated, except as would not, individually or in aggregate, have a Materially Adverse Effect on it. All such Permits and licenses are validly issued and in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect on it. Each of Arch and PageNet, and each of its respective Subsidiaries, is in compliance in all respects with the terms and conditions of each such Permit and with all applicable Governmental Regulations, except where the failure to be in compliance would not have a Material Adverse Effect on it. There is not pending, and to the actual knowledge of the Knowledgeable Executives of Arch and PageNet, as applicable, any threatened, action by or before the FCC or any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of such party's Permits rights under the Communications Act, the FCC Regulations or State Laws. Each party has made all regulatory filings required, and paid all fees and assessments imposed, by any Governmental Entity, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not have a Material Adverse Effect on such party.


                                ARTICLE VI.

                                 Covenants

         6.1.     Interim Operations.

                  (a) PageNet covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Arch shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement, disclosed in the PageNet Disclosure Letter, or required by applicable Law):

                           (i) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve their respective business organizations intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

                           (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under PageNet Stock Plans but subject to PageNet's obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

                           (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

                           (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans; (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, except: (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual PageNet Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice);or (z) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date of this Agreement;

                           (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except (A) in the ordinary and usual course of its business, (B) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to PageNet and which would not prevent, materially delay or materially impair PageNet's ability to consummate the transactions contemplated by this Agreement, and
         (C) for any retirement in exchange for PageNet Shares consistent with past practice;

                           (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in PageNet's capital expenditure budget for the fiscal years ending December 31, 1999 and 2000, a copy of which has been provided to Arch;

                           (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except PageNet may issue PageNet Shares in exchange for indebtedness or debt securities pursuant to clause (v) above;

                           (viii) Neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for transactions entered into in the ordinary and usual course of its business, except for any acquisition of assets or any investment having a cash purchase price of $25,000,000 or less in any single instance and $50,000,000 or less in the aggregate where such acquisition or investment would not prevent, materially delay or materially impair PageNet's ability to consummate the transactions contemplated by this Agreement;

                           (ix) PageNet shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

                           (x) PageNet shall not release, assign, settle or compromise any material claims or litigation in excess of $300,000 or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

                           (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

                  (b) Arch covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless PageNet shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement, disclosed in the Arch Disclosure Letter, or required by applicable Law):

                           (i) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve their respective business organizations intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

                           (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock, except for a dividend that would be received by holders of PageNet Shares on an equivalent post-Merger basis per share of Arch Common Stock after the Effective Time; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under Arch Stock Plans but subject to Arch' obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

                           (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

                           (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans; (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, except: (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice;
         (y) in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual Arch Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice); or (z) for actions necessary to satisfy existing contractual obligations under its Compensation and Benefit Plans existing as of the date of this Agreement;

                           (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except in (A) the ordinary and usual course of its business, (B) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to Arch and which would not prevent, materially delay or materially impair Arch' or Merger Sub's ability to consummate the transactions contemplated by this Agreement, and
         (C) for any retirement in exchange for shares of Arch Common Stock consistent with past practice;

                           (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in Arch' capital expenditure budget for the fiscal years ending December 31, 1999 and 2000, a copy of which has been provided to PageNet;

                           (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except Arch may issue shares of Arch Common Stock issued in exchange for indebtedness or debt securities pursuant to clause
         (v) above;

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

                           (viii) Neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for transactions entered into in the ordinary and usual course of its business, except for any acquisition of assets or any investment having a cash purchase price of $25,000,000 or less in any single instance and $50,000,000 or less in the aggregate where such acquisition or investment would not prevent, materially delay or materially impair Arch' or Merger Sub's ability to consummate the transactions contemplated by this Agreement;

                           (ix) Arch shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

                           (x) Arch shall not release, assign, settle or compromise any material claims or litigation in excess of $300,000 or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

                           (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

                  (c) Arch and PageNet agree that any written approval obtained under this Section 6.1 must be signed, if on behalf of Arch, by the Chief Executive Officer or the Chief Financial Officer of Arch, or if on behalf of PageNet, by the Chairman of the Board and Chief Executive Officer or President and Chief Operating Officer of PageNet.

                  (d) Notwithstanding any other provision hereof to the contrary, PageNet may, after the date hereof (i) issue, deliver, sell, pledge or encumber in arms-length transactions with unaffiliated third parties shares of any class of capital stock of the Distributed Subsidiary or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares of the Distributed Subsidiary, (ii) cause the Distributed Subsidiary to incur any indebtedness for borrowed money, if all proceeds thereof are used solely by the Distributed Subsidiary, (iii) transfer the assets set forth in the corresponding section of the PageNet Disclosure Letter to the Distributed Subsidiary, (iv) determine the form of security or securities representing the equity ownership of the Distributed Subsidiary to be distributed to the holders of PageNet Shares or PageNet Notes pursuant to Sections 6.18 and 6.22 of this Agreement and designate the rights and restrictions applicable to such securities, (v) establish an employee stock option, stock ownership or other similar plan and set aside common equity (of the same type as the Distributed Interests or any securities underlying such Distributed Interests) representing up to 15% of the equity ownership of the Distributed Subsidiary for such purpose, or (vi) enter into such transactions, arrangements or agreements with the Distributed Subsidiary on terms and conditions approved by Arch or cause the Distributed Subsidiary to enter into arms-length transactions, arrangements or agreements with third parties, in each case, as are reasonably necessary and appropriate to permit the Distributed Subsidiary to continue its business and operations in the ordinary course following the Merger; provided, that the taking of such action shall not cause Arch or the Surviving Corporation (other than through its ownership of capital stock in the Distributed Subsidiary after the Effective Time) to incur any liability or obligation which would not have been incurred by the Surviving Corporation pursuant to the Merger or the other transactions contemplated hereby. It is understood and agreed by the parties to this Agreement, that in the event that, prior to or at the Effective Time, PageNet shall take any action set forth in (i), (ii), (v) or (vi) above that reduces the aggregate amount of Distributed Interests available to be distributed to the parties, the distribution of the Distributed Interests will be ratably adjusted such that holders of PageNet Shares at the Spinoff Record Date and holders of PageNet Notes immediately prior to the Effective Time receive 80.5% of the remaining interests in the Distributed Subsidiary and the Surviving Corporation receives 19.5% of the remaining interests in the Distributed Subsidiary.

         6.2.     Acquisition Proposals.

                  (a) Except as set forth in Section 6.1(d) of this Agreement, PageNet and Arch each agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that each shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (PageNet or Arch, as the case may be, its respective Subsidiaries and their officers, directors, employees, agents and representatives being referred to as its "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, acquisition, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of it or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of its assets, or any purchase or sale of, or tender or exchange offer for, 15% or more of its equity securities (any such proposal or offer being referred to as an "Acquisition Proposal"). PageNet and Arch further agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its Representatives not to, directly or indirectly, have any discussion with, or provide any confidential information or data to, any Person relating to, or in contemplation of, an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an

         Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent PageNet, Arch or their respective Board of Directors from: (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) subject to the obligation of (x) PageNet pursuant to Section 6.5(a) to duly convene a PageNet Stockholders Meeting at which a vote of the stockholders of PageNet shall be taken regarding the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and (y) Arch pursuant to Section 6.5(b) to duly convene a Arch Stockholders Meeting at which a vote of the stockholders of Arch shall be taken with respect to the matters set forth in Section 6.5(b) of this Agreement, recommending such an unsolicited bona fide written Acquisition Proposal to its stockholders if, and only to the extent that, with respect to the actions referred to in clauses
         (B) or (C): (i) its Board of Directors concludes in good faith (after consultation with its outside legal counsel and its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal"); (ii) its Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty to its stockholders under applicable Law; and (iii) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, its Board of Directors shall receive from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.15); provided, that such confidentiality agreement shall contain terms that allow it to comply with its obligations under this
         Section 6.2.

                  (b) PageNet and Arch each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. PageNet and Arch each agree that it will take the necessary steps to promptly inform each of its Representatives of the obligations undertaken in
         Section 6.2(a). PageNet and Arch each agree that it will notify the other party immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person making such inquiry, proposal, offer or request and the substance of any such inquiries, proposals or offers. Such party thereafter shall keep the other informed, on a current basis, of the status and terms of any such inquiries, proposals or offers and the status of any such discussions or negotiations. PageNet and Arch each also agree that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by, or on behalf of, it or any of its Subsidiaries.

         6.3. The Certificate Amendments. Arch shall take all actions necessary (subject to applicable law and any necessary stockholder approval) to adopt the Certificate Amendments. The Certificate Amendments shall provide for (i) an increase in the authorized number of shares of Arch Common Stock to an amount sufficient to effectuate the actions contemplated hereby and (ii) the conversion of each Arch Series C
Preferred Share into shares of Arch Common Stock as described in this Agreement. Some or all of the Certificate Amendments may, in the discretion of Arch, be made contingent upon the consummation of the Merger or the Alternative Merger (as the case may be).

         6.4. Information Supplied. PageNet and Arch each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) the Registration Statement on Form S-4 to be filed with the SEC by Arch in connection with the issuance of shares of Arch Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act; and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of each of the PageNet Stockholders Meeting and the Arch Stockholders Meeting to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Arch or PageNet, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Arch or PageNet which should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of PageNet and Arch.

         6.5.     Stockholders Meetings.

                  (a) PageNet will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "PageNet Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement, and to approve the Merger, an amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to an amount sufficient to complete the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement. PageNet will take all necessary action to obtain the adoption of this Agreement, the approval of the Merger, the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement by the holders of the PageNet Shares (the "PageNet Stockholders Approval"). The Board of Directors of PageNet shall: (i) recommend that the stockholders adopt this Agreement and thereby approve the Merger and the other transactions contemplated by this Agreement (including without limitation adoption of the Prepackaged Plan and authorization of the Bankruptcy Case) and the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement; and (ii) take all lawful action to solicit such adoption and approval; provided, however, that PageNet's Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that PageNet's Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is required by its fiduciary duties to PageNet's stockholders under applicable Law; provided, further, that, unless this Agreement is terminated by Arch pursuant to Section 8.4, PageNet shall, as promptly as practicable after the S-4 Registration Statement is declared effective, duly convene and complete the PageNet Stockholders Meeting regarding the adoption of this Agreement and the approval of the Merger, the amendment to the PageNet certificate of incorporation set forth above and the other transactions contemplated by this Agreement, regardless of whether PageNet's Board of Directors has withdrawn, modified, or changed its recommendation to the stockholders regarding the adoption of this Agreement or the approval of the Merger, the amendment to the PageNet certificate of incorporation set forth above or the other transactions contemplated by this Agreement prior to such PageNet Stockholders Meeting. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, PageNet shall not be required to convene a PageNet Stockholders Meeting after (x) the Bankruptcy Case has commenced or (y) PageNet stipulates to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.19(a)(v) hereof.

                  (b) Arch will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "Arch Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to (i) consider and vote upon (A) the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer or (B) if the Alternative Merger is elected pursuant to Section 4.5 and Arch is a party to the Alternative Merger, the adoption of this Agreement and the approval of the Alternative Merger and the other transactions contemplated by this Agreement (including the actions contemplated by the Certificate Amendments, which may be effectuated pursuant to a certificate of merger filed in connection with such Alternative Merger); and (ii) to approve any actions necessary pursuant to Section 3.1 hereof (the "Arch Stockholders Approval"). Arch will take all necessary action to obtain such consents and approvals. The Board of Directors of Arch shall: (i) recommend that the stockholders adopt the Certificate Amendments and approve the issuance of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement; and
         (ii) take all lawful action to solicit such adoption; provided, however, that Arch' Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that Arch' Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is required by its fiduciary duties to Arch' stockholders under applicable Law; provided, further, that, unless this Agreement is terminated by PageNet pursuant to Section 8.3, Arch shall, as promptly as practicable after the S-4 Registration Statement is declared effective, duly convene and complete the Arch Stockholders Meeting regarding the adoption of the Certificate Amendments and the issuance of shares of Arch
         Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement, regardless of whether Arch' Board of Directors has withdrawn, modified, or changed its recommendation to the stockholders regarding the adoption of the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) or the other transactions contemplated by this Agreement prior to such Arch Stockholders Meeting.

         6.6.     Filings; Other Actions; Notification.

                  (a) Arch and PageNet shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Arch shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Arch and PageNet each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable and on the same day as each of the Exchange Registration Statements, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of Arch and PageNet. Arch shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the other transactions contemplated by this Agreement and will pay all expenses incident thereto. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their Representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to either of the Arch Stockholders Meeting or the PageNet Stockholders Meeting, any event shall occur relating to or affecting Arch, PageNet, or their respective officers or directors, which event should be described in an amendment or supplement to the Prospectus/Proxy Statement or the S-4 Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing filing and clearing with the SEC and, if required by applicable securities laws, mailing to Arch' or PageNet's stockholders, as the case may be, such amendment or supplement.

                  (b) PageNet and Arch each shall use its respective reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated: (i) the date on which the S-4 Registration Statement and the Exchange Registration Statements shall become effective; and
         (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement and the Exchange Registration Statements.

                  (c) PageNet and Arch shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts: (i) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger, the Exchange Offers and the other transactions contemplated by this Agreement (including, if necessary, the Prepackaged Plan) as soon as practicable, including: (A) obtaining opinions of their respective attorneys referred to in Article VII below; (B) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents; and (C) instituting court actions or other proceedings necessary to obtain the approvals required to consummate the Merger, the Exchange Offers or the other transactions contemplated by this Agreement or defending or otherwise opposing all court actions or other proceedings instituted by a Governmental Entity or other Person under the Governmental Regulations for purposes of preventing the consummation of the Merger, the Exchange Offers and the other transactions contemplated by this Agreement; and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger, the Exchange Offers or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require either Arch or PageNet to agree to any divestitures or hold separate or similar arrangements if such divestitures or arrangements would reasonably be expected to have a material adverse effect on Arch or PageNet, or a material adverse effect on the expected benefits of the Merger to it. Neither Arch nor PageNet will agree to any divestitures or hold separate or similar arrangements without the prior written approval of the other party. Subject to applicable laws relating to the exchange of information, Arch and PageNet shall have the right to review in advance, and to the extent practicable each will consult the other party on, all the information relating to Arch or PageNet, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of PageNet and Arch shall act reasonably and as promptly as practicable.

                  (d) PageNet and Arch each shall, upon request by the other party, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement, the Exchange Registration Statements or any other statement, filing, notice or application made by, or on behalf of, Arch, PageNet or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger, the Exchange Offers and the transactions contemplated by this Agreement.

                  (e) PageNet and Arch each shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other party with copies of notices or other communications received by Arch or PageNet, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger, the Exchange Offers and the other transactions contemplated by this Agreement. Each of PageNet and Arch shall give prompt notice to the other party of any change that is reasonably likely to result in a Material Adverse Effect on it or of any failure of any conditions to the other party's obligations to effect the Merger set forth in
         Article VII.

                  (f) Each of PageNet and Arch agrees that if a bona fide Acquisition Proposal is made to acquire shares of the other party to this Agreement, then upon the request of the party not receiving the Acquisition Proposal, the party receiving the Acquisition Proposal will cooperate with the other party to this Agreement to make such filings and take such other actions as may be permitted or required under the FCC's Policy Statement in Tender Offers and Proxy Contests, in order to allow the parties to this Agreement to take all steps as are necessary to consummate the transactions contemplated hereby pending FCC approval of the transaction.

         6.7. Access; Consultation. Upon reasonable notice, and except as may be prohibited by applicable Law, PageNet and Arch each shall (and shall cause its Subsidiaries to) afford the other and its respective Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this section shall affect or be deemed to modify any representation or warranty made by PageNet or Arch under this Agreement; and provided, further, that the foregoing shall not require PageNet or Arch to permit any inspection, or to disclose any information, that in the reasonable judgment of PageNet or Arch, as the case may be, would result in the disclosure of any trade secrets of it or third parties, or violate any of its obligations with respect to confidentiality if PageNet or Arch, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this section shall be directed to an executive officer of PageNet or Arch, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

         6.8. Affiliates. PageNet shall deliver to Arch a letter identifying all Persons whom PageNet believes to be, at the date of its Stockholders Meeting, affiliates of PageNet for purposes of Rule 145 under the Securities Act ("Rule 145 Affiliates"). PageNet shall use all reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in the letter referred to above to deliver to Arch on or prior to the date of such party's respective Stockholders Meeting a written agreement, in the form attached as Exhibit C (the "PageNet Affiliates Agreement"). Prior to the Effective Time, PageNet shall use all reasonable efforts to cause each additional Person who is identified as a Rule 145 Affiliate after the date of its Stockholders Meeting to execute the applicable written agreement as set forth in this Section 6.8, as soon as practicable after such Person is identified.

         6.9. Stock Exchange Listing. To the extent they are not already listed, Arch shall use its reasonable best efforts to cause the shares of Arch Common Stock to be issued pursuant to the Merger, Arch Exchange Offer and pursuant to the Certificate Amendments to be approved for listing on the Nasdaq National Market (the "NASDAQ") and on all other stock exchanges on which shares of Arch Common Stock are then listed, subject to official notice of issuance, prior to the Closing Date.

         6.10. Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter PageNet and Arch shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger, the Exchange Offers and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity

(including any securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any securities exchange.

         6.11.    Benefits.

                  (a)      Stock Options.

                           (i) At the Effective Time, each outstanding option to purchase PageNet Shares (a "PageNet Option") under PageNet Stock Plans, and which has not vested prior to the Effective Time, shall become fully exercisable and vested as of the Effective Time. At the Effective Time, each PageNet Option shall be converted to an option to acquire, on the same terms and conditions as were applicable under such PageNet Option, the same number of shares of Arch Common Stock as the holder of such PageNet Option would have been entitled to receive pursuant to the Merger had such holder exercised such PageNet Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded to the nearest whole cent) equal to: (y) the aggregate exercise price for PageNet Shares otherwise purchasable by such holder pursuant to such PageNet Option; divided by (z) the number of full shares of Arch Common Stock deemed purchasable pursuant to such PageNet Option in accordance with the foregoing.

                           (ii) Notwithstanding the foregoing provisions, in the case of any option to which Code Section 421 applies, the option price, the number of shares subject to such option, and the terms and conditions of exercise of such option shall be determined in order to comply with Code Section 424(a). As promptly as practicable after the Effective Time, Arch shall deliver to the participants in PageNet Stock Plans appropriate notices setting forth such participants' rights pursuant to the Substitute Options.

                           (iii) With respect to each of the directors and officers of PageNet identified in Section 6.11(a)(iii) of the PageNet Disclosure Letter (each, a "Section 16 Person"), the full Board of Directors of PageNet shall approve the disposition by each such Section 16 Person of the PageNet equity securities (including derivative securities) set forth next to such Section 16 Person's name in Section 6.11(a)(iii) of the PageNet Disclosure Letter and the full Board of Directors of Arch shall approve the acquisition by each such Section 16 Person of the Arch equity securities (including derivative securities) set forth next to such Section 16 Person's name in Section 6.11(a)(iii) of the PageNet Disclosure Letter. Each such approval shall specify, in the form set forth in Section 6.11(a)(iii) of the PageNet Disclosure Letter, the material terms of the derivative securities and each such approval shall specify that the approval is granted for purposes of exempting the transaction under Rule 16b-3 under the Exchange Act.

                  (b) Conversion and Registration. At or prior to the Effective Time, PageNet shall make all necessary arrangements with respect to PageNet Stock Plans to permit the conversion of the unexercised PageNet Options into Substitute Options pursuant to this section and, as soon as practicable after the Effective Time, Arch shall use its reasonable best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of Arch Common Stock issuable pursuant to all Substitute Options.

                  (c) Amendment to 401(k) Plan. Prior to the Effective Time, PageNet shall (i) amend the PageNet Employees Savings Plan and the related trust to prohibit the investment of Employer Salary Reduction Contributions in equity securities of PageNet
         (ii) deregister interests under such plan and any registered but unsold equity securities of PageNet under the Securities Act of 1933 and the Exchange Act.

         6.12. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, the Exchange Offers and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost and expense, except that costs and expenses incurred in connection with the filing fee for the S-4 Registration Statement and the Exchange Registration Statements, printing and mailing the Prospectus/Proxy Statement, the S-4 Registration Statement and the Exchange Registration Statements, and the filing fees under the HSR Act, any other filings fees under any Governmental Regulations, and any filings fees in connection with obtaining approvals under the Communications Act, FCC Regulations and State Laws shall be shared equally by Arch and PageNet.

         6.13.    Indemnification; Directors' and Officers' Insurance.

                  (a) For six years from and after the Effective Time, Arch will indemnify and hold harmless each present and former director and officer of PageNet (solely when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at, or prior to, the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that PageNet would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

                  (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13 shall promptly notify Arch, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve Arch of any liability it may have to such Indemnified Party if such failure does not materially prejudice the ability of Arch to defend such claims. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Arch shall have the right to assume the defense thereof and Arch shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Arch elects not to assume such defense or counsel for the Indemnified Parties advises that there are actual conflicts of interest between Arch and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Arch shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Arch shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is such an actual conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Arch shall not be liable for any settlement effected without its prior written consent.

                  (c) Arch shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as PageNet's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Current Premium"), in each case during such six year period, Arch will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. The provisions of this Section 6.13(c) shall be deemed to have been satisfied if prepaid policies shall have been obtained by PageNet prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on, or prior to, the Effective Time, including, without limitation, with respect to the transactions contemplated by this Agreement. If such prepaid policies shall have been obtained by PageNet prior to the Closing, then Arch shall maintain such policies in full force and effect and shall continue to honor PageNet's obligations thereunder.

                  (d) If Arch or any of its successors or assigns: (i) shall consolidate with, or merge into, any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Arch shall assume all of the obligations set forth in this section. At the Effective Time, Arch shall assume and be bound by all of PageNet's indemnity obligations with respect to officers, directors and employees of corporations it previously acquired that are identified in the corresponding section of the PageNet Disclosure Letter.

                  (e) The provisions of this section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

         6.14. Takeover Statute. If any Takeover Statute or similar statute or regulation is or may become applicable to this Agreement or to the other transactions contemplated hereby or thereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated under such agreements may be consummated as promptly as practicable on the terms contemplated under such agreements and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated under such agreements.

         6.15. Confidentiality. PageNet and Arch each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated as of August 26, 1999 (the "Confidentiality Agreement"), and that the
Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

         6.16. Tax-Free Reorganization. Arch, Merger Sub and PageNet shall each use its best efforts to cause the Merger to be treated as a reorganization with the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel as contemplated by Sections 7.2(d) and 7.3(d), respectively.

         6.17. Senior Credit Facilities. PageNet and Arch shall use their reasonable best efforts to secure, through the amendment or restatement of their respective current credit facilities, through a new credit facility or through the operation of the Prepackaged Plan, or any combination of the foregoing, senior secured debt financing in an amount not less than $1.5 billion on terms reasonably acceptable to the parties to this Agreement. Simultaneously with the Exchange Offers, PageNet shall solicit the consent of the holders of PageNet's senior credit facilities (the "PageNet Secured Creditors") to the Prepackaged Plan. The solicitation of the PageNet Secured Creditors shall be made in accordance with the standards and requirements set forth in Section 6.18(e).

         6.18.    The Exchange Offers.

                  (a) Provided that nothing shall have occurred that would result in a failure to satisfy any other conditions set forth in
         Section 6.18(b) of this Agreement, Arch and PageNet shall, as promptly as practicable, commence separate exchange offers (the "Arch Exchange Offer" and the "PageNet Exchange Offer" and together, the "Exchange Offers") to issue an aggregate of up to:
         (i) 29,651,980 shares of Arch Common Stock in exchange for the $448.4 million in aggregate principal amount of Arch' 107/8% Senior Discount Notes due March 15, 2008 issued under and pursuant to an Indenture, dated as of March 12, 1996, between Arch and IBJ Schroder Bank & Trust Company, as Trustee (the "Arch Notes"); and (ii) in the case of PageNet, 616,830,757 PageNet Shares and, subject to Section 6.1(d) of this Agreement, Distributed Interests representing 68.9% of the equity ownership in the Distributed Subsidiary in exchange for the $1.2 billion in aggregate principal amount, together with all accrued interest thereon, of: (x) 10% Senior Subordinated Notes Due October 15, 2008 issued under and pursuant to an Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a Second Supplemental Indenture, dated as of October 15, 1996, between PageNet and Fleet National Bank; (y) 10.125% Senior Subordinated Notes Due August 1, 2007 issued under and pursuant to an Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A.; and (z) 8.875% Senior Subordinated Notes Due February 1, 2006 issued under and pursuant to an Indenture, dated as of January 15, 1994, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of January 15, 1994, between PageNet and Shawmut Bank, N.A. (collectively, the "PageNet Notes" and together with the Arch Notes, the "Notes"). In the Exchange Offers,
         (i) Arch will offer to exchange 66.1318 shares of Arch Common Stock for each $1,000 principal amount, together with all accreted or accrued interest thereon, of outstanding Arch Notes and
         (ii) PageNet will offer to exchange a pro rata portion of 616,830,757 PageNet Shares and, subject to Section 6.1(d) of this Agreement, Distributed Interests representing the portion of such equity ownership in the Distributed Subsidiary equal to 68.9% of the total equity ownership of the Distributed Subsidiary for each PageNet Note (such pro rata portion to be computed immediately prior to the Effective Time by dividing the principal amount, together with all accrued interest thereon, of each PageNet Note by the principal amount, together with all accrued interest thereon, of all PageNet Notes). Calculations of share amounts for such purpose will be rounded down to the nearest whole share and no fractional shares of Arch Common Stock or PageNet Shares will be issued for Notes.

                  (b) The obligations of Arch and PageNet under the Exchange Offers shall be subject to the satisfaction of the conditions to the consummation of the Merger set forth in Article VII of this Agreement and, to the further condition that, (i) in the case of the PageNet Exchange Offer, not less than 97.5% of the aggregate outstanding principal amount of PageNet Notes and not less than a majority of the outstanding principal amount of each series of PageNet Notes shall have been validly tendered in accordance with the terms of the PageNet Exchange Offer prior to the expiration date of the PageNet Exchange Offer and not withdrawn (such 97.5% of the outstanding principal amount of the PageNet Notes and no less than a majority of the outstanding principal amount of each series of PageNet Notes tendered and not withdrawn being herein referred to as the "PageNet Minimum Condition") and (ii) in the case of the Arch Exchange Offer, not less than 97.5% (the "Arch Minimum Percent") of the aggregate outstanding principal amount of Arch Notes shall have been validly tendered in accordance with the terms of the Arch Exchange Offer prior to the expiration date of the Arch Exchange Offer and not withdrawn; provided, however, that (x) PageNet may elect, in its sole discretion, to waive the Arch Minimum Percent, or to lower such Arch Minimum Percent to any level, and require the Arch Exchange Offer to be consummated at such specified level (subject to applicable Law and the other provisions of this Agreement), and
         (y) at any time after either the PageNet Minimum Condition or the PageNet Conditions to the Prepackaged Plan have been satisfied, Arch may elect, in its sole discretion, to lower the Arch Minimum Percent to any percentage equal to or greater than 67% (such amount of Arch Notes tendered and not withdrawn, as may be adjusted by either PageNet or Arch as set forth above, being herein referred to as the "Arch Minimum Condition"). Except as otherwise provided in this Agreement, no term or condition of the Exchange Offers may be amended or modified without the written consent of the parties hereto, which consent shall not be unreasonably withheld.

                  (c) Holders of Notes who tender into the Exchange Offers will be required, as a condition to a valid tender, to give their consent (the "Note Consents") with respect to all Notes tendered by them to, with respect to the PageNet Notes, the Prepackaged Plan and, with respect to all Notes (including the Arch Notes), the following amendments to the respective indenture or supplemental indentures, together with such additional amendments thereto or waivers thereof as shall be determined and consented to by each of Arch and PageNet to be necessary or desirable (the "Indenture Amendments"): (i) amendment of each such indenture to the extent necessary, if any, to permit the completion of the Merger, the Prepackaged Plan and the other transactions contemplated by this Agreement; and (ii) amendments to eliminate
         (A) any covenants which may be modified or eliminated by majority vote of the Notes, including without limitation any covenants which restrict (s) the sale of assets, (t) any change of control,
         (u) the incurrence of indebtedness, (v) the making of restricted payments, (w) the existence of limitations on distributions by subsidiaries, (x) the existence of liens, (y) transactions with affiliates or related persons or (z) the issuance and sale of stock of subsidiaries, (B) any events of default which relate to
         (x) the non-payment or acceleration of other indebtedness (or notification of foreclosure proceedings with respect to property secured by other indebtedness), (y) the failure to discharge judgments for the payment of money, or (z) the bankruptcy or insolvency of subsidiaries, and (C) any provisions which condition mergers or consolidations on compliance with any financial criteria. Such holders will also be required, as a condition to a valid tender, to waive (the "Note Waivers") any and all existing defaults on or with respect to the Notes and any and all rights to rescind their acceptance of the Exchange Offer after the Exchange

         Offers Expiration Date (as defined in Section 6.18(h) hereof), such waiver of rescission rights to be subject, however, to their withdrawal rights under applicable law and regulations, or to claim any payments relating to the Notes tendered under applicable law and regulations, and for any other relief, legal or equitable, based on any possible future judicial, administrative or other governmental or legal determination that the Note Consents or the adoption of any of the Indenture Amendments are invalid or unenforceable. Notwithstanding anything to the contrary herein, the Note Waivers shall not be deemed to cover claims for violations of federal or state securities laws relating to the Exchange Offers.

                  (d) PageNet and Arch each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) (x) the Registration Statement on Form S-4 to be filed with the SEC by Arch in connection with the issuance of shares of Arch Common Stock in the Arch Exchange Offer (including the consent solicitation and prospectus (the "Arch Exchange Prospectus" constituting a part thereof) (the "Arch Exchange Registration Statement")) and (y) the Registration Statement on Form S-4 to be filed with the SEC by PageNet in connection with the issuance of PageNet Shares and Distributed Interests in the PageNet Exchange Offer (including the consent solicitation and prospectus (the "PageNet Exchange Prospectus" and, together with the Arch Exchange Statement, the "Exchange Prospectuses" constituting a part thereof) (the "PageNet Exchange Registration Statement" and, together with the Arch Exchange Registration Statement, the "Exchange Registration Statements")) will, at the time the Exchange Registration Statements become effective under the Securities Act; and (ii) the Exchange Prospectuses and any amendment or supplement thereto will, at the date of mailing to noteholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Arch or PageNet, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Arch or PageNet which should be set forth in an amendment or supplement to any of the Exchange Registration Statements or the Exchange Prospectuses, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the noteholders.

                  (e) The PageNet Exchange Prospectus sent to the holders of the PageNet Notes in connection with the PageNet Exchange Offer will also constitute a disclosure statement for the purpose of soliciting the acceptances of such holders for the Prepackaged Plan (as defined in Section 6.19). PageNet and Arch shall consult with each other prior to sending the PageNet Exchange Prospectus to the holders of the PageNet Notes for purposes of ensuring that such materials comply with the disclosure requirements of the Bankruptcy Code and other applicable law insofar as they relate to prepackaged plans.

                  (f) Arch and PageNet shall promptly prepare Exchange Prospectuses, and shall prepare and file with the SEC the Exchange Registration Statements as promptly as practicable. Arch and PageNet each shall use its reasonable best efforts to have each of the Exchange Registration Statements declared effective under the Securities Act as promptly as practicable and on the same day as the S-4 Registration Statement, and promptly thereafter mail the Exchange Prospectuses to the noteholders of Arch and PageNet. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Exchange Prospectuses or the Exchange Registration Statements or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their Representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to the expiration date of the Exchange Offers, any event shall occur relating to or affecting Arch, PageNet, or their respective officers or directors, which event should be described in an amendment or supplement to the Exchange Prospectuses or the Exchange Registration Statements, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, mailing to Arch' or PageNet's noteholders, as the case may be, such amendment or supplement.

                  (g) Provided the conditions to the Exchange Offers referred to in Section 6.18(b) above have been satisfied or waived and Arch or PageNet, as the case may be, has accepted for exchange Notes properly tendered and not withdrawn, Notes that are not tendered into or accepted in the Exchange Offers will remain outstanding as obligations of Arch or the Surviving Corporation, as the case may be, after consummation of the Merger and Arch or the Surviving Corporation, as the case may be, alone shall be obligated to comply with the terms thereof, except as may otherwise be provided in the Prepackaged Plan or the Final Confirmation Order (as defined in Section 6.19) if the Bankruptcy Case (as defined in Section 6.19) is commenced. Such Notes shall be modified only to the extent provided in the Indenture Amendments and the Note Consents.

                  (h) The Exchange Offers will expire at 12:00 midnight, New York City time, on the twentieth business day after such commencement, or, consistent with this Agreement and the provisions of Section 6.19, at such later time and date as PageNet and Arch shall select consistent with applicable law and regulations (the "Exchange Offers Expiration Date").

                  (i) The Arch Common Stock or PageNet Shares and Distributed Interests, as the case may be, to be issued in exchange for the Notes tendered and accepted in the Exchange Offers will be so issued only after timely receipt by the exchange agent selected jointly by Arch and PageNet (the "Notes Exchange Agent") of: (i) certificates for all physically delivered Notes in proper form for transfer, or timely confirmation of book-entry transfer of such Notes for such purposes; (ii) a properly completed and duly executed letter of transmittal in the form provided on behalf of Arch or the Surviving Corporation, as the case may be, for such purpose; (iii) a duly executed form of Note Consent and Note Waiver; and (iv) any other documents required by the letter of transmittal.

                  (j) For purposes of the Exchange Offers, Arch or PageNet, as the case may be, shall be deemed to have accepted for exchange the tendered Notes as, if and when Arch or PageNet, as the case may be, gives oral or written notice to the Notes Exchange Agent of such party's acceptance of such Notes for exchange. Each of Arch and PageNet agree to simultaneously accept for exchange the Notes pursuant to their respective Exchange Offers. The Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Notes and transmitting the Arch Common Stock, PageNet Shares or Distributed Interests, as the case may be, in exchange therefor.

                  (k) Arch and PageNet shall jointly establish such additional procedures and requirements with respect to the conduct of the Exchange Offers and shall cause the same to be communicated to holders of the Notes in such manner as they shall determine to be necessary or appropriate, including procedures and requirements as may be necessary to obtain confirmation of the Prepackaged Plan if the Bankruptcy Case is commenced. All questions concerning the timeliness, validity, form, eligibility, and acceptance for exchange or withdrawal of any tender of the Notes pursuant to any of the procedures described herein or any additional procedures established by the parties shall be determined jointly by the parties, whose determinations shall be final and binding. Arch and PageNet, as the case may be, also reserve in connection with their respective Exchange Offers, the absolute right to: (i) waive any defect or irregularity in any tender with respect to any particular Note or any particular holder; (ii) permit a defect or irregularity to be corrected within such time as it may determine; or (iii) reject the purported tender of any Note and interest coupons appertaining thereto. Tenders shall not be deemed to have been received or accepted until all defects and irregularities have been cured or waived within such time as Arch or PageNet, as the case may be, may determine in its sole discretion. None of Arch, PageNet or the Notes Exchange Agent or any other person shall be under any duty to give notification of any defects or irregularities relating to tenders or incur any liability for failure to give such notification.

                  (l) Each of PageNet and Arch shall accept the Notes tendered in their respective Exchange Offer as of immediately prior to the Effective Time.

                  (m) Promptly upon receipt of the consents of the holders of at least a majority of the outstanding principal amount of a series of Notes, Arch or PageNet, as the case may be, shall execute the applicable supplemental indenture to be effective as of the Effective Time.

         6.19.    Bankruptcy Provisions.   As used in this Agreement, the term:

         "Bankruptcy Case" shall mean the bankruptcy case filed or stipulated to by PageNet and its Subsidiaries under Chapter 11 of the Bankruptcy Code pursuant to the terms hereof;

          "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C. ss. 101 et seq., as now in effect or hereafter amended;

          "Bankruptcy Court" shall mean the court in which the Bankruptcy Case may be filed or otherwise administered, including any court to which the Bankruptcy Case may be transferred at any time under applicable law. PageNet and Arch hereby agree that the U.S. Bankruptcy Court for the District of Delaware is the appropriate venue for the Bankruptcy Case and that if the Bankruptcy Case is filed by PageNet it will be filed in the District of Delaware;

         "Exit Financing" shall mean the senior secured debt financing referred to in Section 6.17 hereof;

         "Final Confirmation Order" shall mean an order of the Bankruptcy Court confirming the Prepackaged Plan in form and substance reasonably acceptable to PageNet and Arch, which has not been amended, modified and added to without the express consent of PageNet and Arch and as to which order as of the Effective
         Time there is no stay or injunction;

         "Initial Determination Date" shall mean the date which is 60 days after the date upon which the S-4 Registration Statement and the Exchange Registration Statements are declared effective by the SEC;

         "Interim Financing" shall mean debt financing in an amount and on terms reasonably acceptable to Arch and appropriate to permit PageNet to continue its business and operations in the ordinary course following the filing of the Bankruptcy Case;

          "Prepackaged Plan" shall mean the "prepackaged" plan of reorganization for PageNet and its Subsidiaries that (1) is prepared by PageNet and its Subsidiaries in accordance with, and intended by PageNet and its Subsidiaries to be confirmed under, the provisions of Chapter 11 of the Bankruptcy Code (including the confirmation requirements set forth in Section 1129 thereof), (2) consists of terms, conditions and provisions that are mutually acceptable to Arch and PageNet (it being understood and agreed by PageNet and Arch that neither party will unreasonably withhold its consent to proposed amendments to non-material provisions of the Prepackaged Plan) and are not inconsistent with the terms, conditions and provisions of this Agreement, (3) is included in the SEC disclosure materials sent to holders of the PageNet Notes in connection with the Exchange Offers pursuant to Sections 6.18(a) and (e) of this Agreement and (4) which contains terms intended to implement this Agreement and other terms which are not inconsistent with this Agreement, together with any and all changes, amendments or modifications to, or restatements of, such prepackaged plan which with respect to material provisions have been agreed to by Arch and PageNet, without regard to whether such changes, amendments, modifications and restatements are made to the Prepackaged Plan before or after the commencement of the Bankruptcy Case;

          "PageNet Conditions to the Prepackaged Plan" shall mean (i) the Requisite Bankruptcy Vote of the PageNet Notes, (ii) the Requisite Bankruptcy Vote of the PageNet Secured Creditors and (iii) the Interim Financing;

          "Requisite Bankruptcy Vote of the PageNet Notes" shall mean a vote in favor of the Prepackaged Plan by the holders of at least two-thirds of the outstanding principal amount of the PageNet Notes that are actually voted, and a vote in favor of the Prepackaged Plan by a majority in number of the holders of the PageNet Notes that actually vote;

         "Requisite Bankruptcy Vote of the PageNet Secured Creditors" shall mean a vote in favor of the Prepackaged Plan by the holders of at least two-thirds of the outstanding indebtedness owed under the PageNet senior credit facilities that are actually voted, and a vote in favor of the Prepackaged Plan by a majority in number of the holders of the indebtedness under the PageNet senior credit facilities that actually vote;

          "Requisite Conditions to the Prepackaged Plan" shall mean (i) the PageNet Conditions to the Prepackaged Plan, (ii) the Arch Conditions to the Prepackaged Plan, and (iii) that either the Exit Financing has been obtained or upon entry of the Final Order will be obtained;

          "Arch Conditions to the Prepackaged Plan" shall mean the (i) Arch Minimum Condition and (ii) Arch Stockholders Approval.

                  (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that:

                           (i) prior to or at the Initial Determination
         Date the PageNet Minimum Condition and the Arch Minimum Condition are satisfied, and the PageNet Stockholders Approval and the Arch Stockholders Approvals are obtained, then the Exchange Offers shall be consummated pursuant to the terms hereof, the Bankruptcy

         Case shall not be filed and the Prepackaged Plan shall be abandoned, unless PageNet and Arch agree that the filing of the Bankruptcy Case and the confirmation of the Prepackaged Plan are in the best interests of PageNet and Arch, notwithstanding satisfaction of the PageNet Minimum Condition and the Arch Minimum Condition;

                           (ii) at the Initial Determination Date, the
         PageNet Minimum Condition is not satisfied or the PageNet Stockholders Approval is not obtained but the Requisite Conditions to the Prepackaged Plan are satisfied, then either (x) (1) PageNet shall file the Bankruptcy Case (in the U.S. Bankruptcy Court for the District of Delaware or such other bankruptcy court as PageNet and Arch mutually agree) and seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Arch shall be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such plan is confirmed by the Bankruptcy Court by a Final Confirmation Order within 120 days of the commencement of the Bankruptcy Case, or such later date as is mutually agreed to in writing by Arch and PageNet, and if the other conditions to the Merger set forth in Article VII hereof (other than Section 7.1(a)(2) and 7.1(g)(ii), which shall have been satisfied by entry of the Final Confirmation Order) are satisfied after entry of the Final Confirmation Order but prior to the Termination Date, as such date may be extended in accordance with Section 8.2, or (y) PageNet shall terminate this Agreement and simultaneously pay to Arch the Arch Termination Fee pursuant to Section 8.5(c) hereof. In the event the Bankruptcy Case is commenced, Arch shall:

                  (w) support assumption of this Agreement by PageNet as a debtor-in-possession pursuant to 11 U.S.C. ss. 365;

                  (x) enter into a new agreement identical to the terms of this Agreement with PageNet as a debtor-in-possession after commencement of the Bankruptcy Case, in the event PageNet and Arch agree (upon the advice of counsel) or the Bankruptcy Court determines that applicable law prohibits assumption of this Agreement by PageNet as a debtor-in-possession pursuant to 11 U.S.C. ss. 365(c)(2);

                  (y) support confirmation of the Prepackaged Plan and all actions and pleadings reasonably undertaken by PageNet in the Bankruptcy Case to achieve confirmation thereof; and

                  (z) oppose any effort by any party to (1) dismiss the Bankruptcy Case or convert the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, or (2) defeat confirmation of the Prepackaged Plan;

                           (iii) at the Initial Determination Date, the
         PageNet Minimum Condition is not satisfied or the PageNet Stockholders Approval is not obtained and the Requisite Conditions to the Prepackaged Plan are not satisfied, then the Initial

         Determination Date shall be extended to the earlier of (x) the date upon which the PageNet Minimum Condition and the Arch Minimum Condition are satisfied, and the PageNet Stockholders Approval and the Arch Stockholders Approval are obtained, (y) the date upon which the Requisite Conditions to the Prepackaged Plan are satisfied and (z) June 30, 2000 (the "Extended Determination Date"). If the PageNet Minimum Condition and the Arch Minimum Condition are satisfied and the PageNet Stockholders Approval and the Arch Stockholders Approval are obtained prior to June 30, 2000, then the provisions of Section 6.19(a)(i) of this Agreement shall apply. If the Requisite Conditions to the Prepackaged Plan are satisfied prior to June 30, 2000, then the provisions of
         Section 6.19(a)(ii) of this Agreement shall apply;

                           (iv) at any time after the date of this
         Agreement, the Board of Directors of PageNet determines that the filing of the Bankruptcy Case is in the best interests of PageNet, then (1) PageNet may file the Bankruptcy Case and shall seek, to the extent not already satisfied, to satisfy the PageNet Conditions to the Prepackaged Plan and otherwise seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Arch shall (x) seek, to the extent not already satisfied, to satisfy the Arch Conditions to the Prepackaged Plan and (y) be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such plan is confirmed by the Bankruptcy Court by a Final Confirmation Order (provided that such Final Confirmation Order shall be entered by no later than December 31, 2000, or such later date as is mutually agreed to by Arch and PageNet) and if the other conditions to the Merger set forth in
         Article VII hereof (other than Section 7.1(a)(2) and 7.1(g)(ii), which shall have been satisfied by entry of the Final Confirmation Order) are satisfied after entry of the Final Confirmation Order but prior to the Termination Date, as such date may be extended in accordance with Section 8.2;

                           (v) an Involuntary Insolvency Event occurs prior to a voluntary commencement of the Bankruptcy Case pursuant to Sections 6.19(a)(ii), (iii) or (iv), (1) (A) if the date of the Insolvency Event (the "Involuntary Insolvency Event Date") is prior to the Initial Determination Date, PageNet shall have up to 120 days after such Involuntary Insolvency Event Date to obtain from the appropriate court an order which dismisses such Involuntary Insolvency Event (including, with respect to an involuntary petition filed in any bankruptcy court, an order which holds or requires that the court abstain from adjudicating the petition pursuant to 11 U.S.C. ss. 305) and which order is not subject to a stay or injunction and is not subject to an appeal and all periods for taking an appeal shall have expired (the "Dismissal Order"), so that the Exchange Offers may be completed, and this Agreement shall remain in full force and effect and Arch shall be bound by all of the terms hereof or (B) if an Involuntary Insolvency Event occurs after the Initial Determination Date, and as of the Involuntary Insolvency Event Date the PageNet Minimum Condition and the Arch Minimum Condition have been satisfied and the PageNet Stockholders Approval and Arch Stockholders Approval have been obtained, then (x) PageNet shall have up to

         120 days after such Involuntary Insolvency Event Date to obtain entry of the Dismissal Order, and (y) this Agreement shall remain in full force and effect and Arch shall consummate the Merger (outside of bankruptcy, unless PageNet and Arch mutually consent to file the Bankruptcy Case as contemplated by Section 6.19(a)(i) hereof) pursuant to the terms hereof provided that such Dismissal Order has been obtained before the expiration of such 120-day period, (2) if on the Involuntary Insolvency Event Date the PageNet Minimum Condition has not been satisfied or PageNet Stockholders Approval has not been obtained but the Requisite Conditions to the Prepackaged Plan have been satisfied, then PageNet shall stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.19(a)(ii)(x)(1) of this Agreement shall apply (including the provisions therein requiring Arch to be obligated to consummate the Merger pursuant to the Prepackaged Plan); and (3) if on the Involuntary Insolvency Event Date the PageNet Minimum Condition has not been satisfied or PageNet Stockholders Approval or Arch Stockholders Approval has not been obtained and the Requisite Conditions to the Prepackaged Bankruptcy have not been obtained, then PageNet may (but shall not be obligated to) stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.19(a)(iv) of this Agreement shall apply (including the provisions therein requiring Arch to be obligated for a period of time to consummate the Merger pursuant to the Prepackaged Plan). For purposes hereof, an "Involuntary Insolvency Event" shall mean any filing of an involuntary bankruptcy petition against PageNet or any of its Subsidiaries by any party, or the appointment under other applicable state or federal law of a liquidator or a trustee for PageNet or any of its Subsidiaries.

                  (b) As soon as practicable after entering into this Agreement, PageNet and Arch shall jointly prepare the Prepackaged Plan in form and substance satisfactory to PageNet and Arch. PageNet shall include the Prepackaged Plan and related solicitation materials (including a ballot) in the PageNet Exchange Prospectus, the solicitation materials sent to the PageNet Secured Creditors, and (to the extent PageNet and Arch deem necessary) in any materials sent to the holders of PageNet Shares. PageNet and Arch shall cooperate to ensure that the Exchange Offers, including the disclosures to holders of PageNet Notes made in connection therewith, and the solicitation of PageNet Secured Creditors comply with the disclosure requirements of the Bankruptcy Code and applicable law. The Prepackaged Plan may not be amended, modified or added to in any material respect without the written consent of PageNet and Arch.

                  (c) Notwithstanding any other provision hereof to the contrary, (i) the filing of the Bankruptcy Case, the operation of PageNet's business in accordance with the Bankruptcy Code or the pendency of the Bankruptcy Case, or (ii) the occurrence of an Involuntary Insolvency Event with respect to PageNet shall not be considered in and of itself a Material Adverse Effect for purposes of this Agreement.

                  (d) On the same day that the Bankruptcy Case is filed, an order for relief is consented to under Section 6.19(a)(v) of this Agreement or an order for relief is entered, as applicable, PageNet shall file a motion (the "Initial Merger Motion") for expedited determination of approval of Section 6.2 hereof concerning Acquisition Proposals (the "Exclusivity Provision"),
         Section 8.5(c) concerning the Arch Termination Fee and Section 8.5(b) concerning the PageNet Termination Fee in form and substance acceptable to Arch, PageNet shall use its best efforts to obtain an order approving the Initial Merger Motion (the "Initial Merger Order") within 15 days of the commencement of the Bankruptcy Case, but in no event not later than 30 days after the commencement thereof, which order shall be in form and substance acceptable to Arch.

                  (e) PageNet shall promptly provide to Arch with drafts of all documents, motions, orders, filings or pleadings that PageNet proposes to file with the Bankruptcy Court and will provide Arch with reasonable opportunity prior to the filing thereof to review such filings to the extent reasonably practicable. PageNet shall consult and cooperate with Arch with respect to all such filings.

                  (f) PageNet and Arch shall use their best efforts to cause the transactions contemplated by this Agreement and the Prepackaged Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use their best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Prepackaged Plan and the transactions contemplated hereby and thereby, including without limitation, entry of the Final Confirmation Order.

                  (g) PageNet shall cause its Subsidiaries to take all actions and to execute all agreements and documents which are necessary or useful in the preparation of and commencement of the Bankruptcy Case, the preparation, filing and prosecution of the Prepackaged Plan and the entry of the Final Confirmation Order.

                  (h) Concurrent with the commencement of the Exchange Offers, PageNet shall send solicitation and disclosure materials to its creditors as would bind such creditors to the Prepackaged Plan under the provisions of the Bankruptcy Code. PageNet shall make such solicitations of its creditors (in addition to solicitations of holders of the PageNet Notes) as PageNet and Arch determine is necessary to facilitate and expedite the confirmation of the Prepackaged Plan in the event of any potential Bankruptcy Case.

                  (i) If the Bankruptcy Case is commenced pursuant to
         Section 6.19(a)(iv) or (v), then Arch shall not be subject to the restrictions set forth in Section 6.2 or the restrictions on the conduct of its business set forth in Section 6.1(b)(viii) with respect to merger or acquisition transactions or the other restrictions set forth in Section 6.1(b), to the extent such restrictions would impede or prohibit Arch from entering into another merger or acquisition transaction; provided, however, that Arch may not enter into another merger or acquisition transaction that would prevent, materially impair or materially delay its ability to consummate the Merger or the other transactions contemplated hereby; provided, further, that if Arch enters into a merger or acquisition transaction following the commencement of the Bankruptcy Case pursuant to Section 6.19(a)(iv) or (v) and as a result of such event PageNet is required to amend its disclosure statement and resolicit the votes of its creditors, then the time within which the Final Confirmation Order must be obtained shall be extended for an additional 90 days.

         6.20. Rights Agreement. At or prior to the Effective Time, the Arch Board of Directors shall take all action required to render inapplicable the Arch Rights Agreement to the Merger and the transactions contemplated by this Agreement. At or prior to the Effective Time, the Arch Board of Directors shall take all action required by Section 5.1(j)(ii) of this Agreement and the PageNet Board of Directors shall take all action required by Section 5.1(j)(i) of this Agreement.

         6.21.    Preferred Stock.

                  (a) Arch shall use its reasonable best efforts to obtain, as soon as practicable after the date of this Agreement, the written agreement of each holder of Arch Series C Preferred Shares (such written agreement referred to herein as the "Series C Consent Agreement"), pursuant to which: (i) such holder agrees to vote in favor of an amendment to the Arch certificate of incorporation pursuant to which each Series C Convertible Preferred Share shall be converted at the Effective Time into
         8.416568 shares (the "Series C Exchange Ratio") of Arch Common Stock, subject to adjustment as provided in Section 4.4 (the "Series C Consideration"), (ii) waive any and all rights such holder may have under section 7A of the Certificate of Designations, Preferences and Relative, Participating, Optional or other Special Rights of Series C Convertible Stock of Arch; and
         (iii) Arch agrees to register for sale by such holder and certain transferees, the shares of Arch Common Stock received by such holder, unless such shares would be freely tradeable under applicable securities laws. When executed and delivered by Arch, the Series C Consent Agreement will be a valid and binding agreement of Arch, enforceable against Arch in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                  (b) The exchange of certificates formerly representing Arch Series C Preferred Shares shall be effected by the Exchange Agent (as defined in Section 4.2) pursuant to the provisions set forth in Section 4.2 of this Agreement. The term "Certificate" shall include certificates formerly representing Arch Series C Preferred Shares.


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

         6.22. Spinoff. Prior to the Closing, the Board of Directors of PageNet will declare a dividend (the "Spinoff Dividend"), payable to those holders of PageNet Shares who hold PageNet Shares immediately prior to the acceptance of PageNet Notes in the PageNet Exchange Offer (the "Spinoff Record Date"), of interests (the "Distributed Interests") representing the portion of such equity ownership in Silverlake Communications, Inc. (also doing business as VAST Solutions, Inc. and VAST Solutions) (the "Distributed Subsidiary") equal to (x) subject to Section 6.1(d), 11.6% of the total equity ownership of the Distributed Subsidiary divided by (y) the number of PageNet Shares issued and outstanding at the Spinoff Record Date (the issuance of the Spinoff Dividend shall be referred to herein as the "Spinoff"). Payment of the Spinoff Dividend declared by the Board of Directors of PageNet shall be conditioned upon the occurrence of (i) either
(A) the satisfaction of the PageNet Minimum Condition and the acceptance of the PageNet Notes or (B) the filing of the Final Confirmation Order and
(ii) the consummation of the Merger. PageNet and the Distributed Subsidiary shall take such action reasonably necessary (including filings with and no-action requests of the SEC and communications with stockholders) to effectuate the Spinoff. Upon satisfaction of the conditions to the Spinoff Dividend, Arch shall use its reasonable best efforts to consummate, or cause to be consummated the Spinoff as promptly as practicable after the Effective Time.


                                ARTICLE VII.

                                 Conditions

         7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, if applicable, at or prior to the Effective Time of each of the following conditions:

                  (a) Stockholder Approval. The Arch Stockholders Approval shall have been obtained, and PageNet shall have obtained either
         (1) the PageNet Stockholders Approval or (2) entry of the Final Confirmation Order confirming the Prepackaged Plan, such that this Agreement and the transactions contemplated hereby can be accomplished without the approval of the holders of the PageNet Shares.

                  (b) NASDAQ Listing. The shares of Arch Common Stock issuable pursuant to this Agreement shall have been approved for listing (either before or after the execution of this Agreement) on the NASDAQ.

                  (c) Governmental Regulations. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other consents, permits, licenses, and approvals for the Merger and the other transactions contemplated by this Agreement required by the Governmental Regulations, as well as all other material PageNet Required Consents and Arch Required Consents, shall have been obtained and shall have become Final Orders. For purposes of this agreement, a "Final Order" shall mean an action taken or order issued by the applicable Governmental Entity as to which (i) no request for stay by such Governmental Entity of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed; (ii) no petition for rehearing or reconsideration of the action or order is pending before the Governmental Entity and the time for filing any such petition is passed; (iii) the Governmental Entity does not have the action or order under reconsideration on its own motion and the time for such reconsideration has passed; (iv) the action or order is not then under active judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed; and (v) with respect to an action taken or order issued by the Governmental Entity granting consent to the Merger, such consent shall be without material adverse conditions, other than conditions that have been agreed to by PageNet and Arch or that are routine conditions with respect to transfer of this nature.

                  (d) Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the Exchange Offers, the Spinoff or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

                  (e) S-4. The S-4 Registration Statement and the Exchange Registration Statements shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement or the Exchange Registration Statements shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

                  (f) Senior Credit Facilities. Arch and its subsidiaries, including PageNet after giving effect to the Merger, will have senior credit facilities in an amount not less than $1.5 billion.

                  (g) Exchange Offers/Bankruptcy. Either (i) the PageNet Minimum Condition and the Arch Minimum Condition shall have been satisfied or (ii) if the PageNet Minimum Condition has not been satisfied, the Final Confirmation Order shall have been entered confirming the Prepackaged Plan and the Arch Minimum Condition shall have been obtained and all conditions to the Effective Time occurring under the Prepackaged Plan shall have been satisfied.

                  (h) Blue Sky Approvals. Arch shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by this Agreement.

                  (i) Expected Out-of-Pocket Income Tax Liability. PageNet, Arch, Merger Sub and their respective subsidiaries shall not be reasonably expected to incur out-of-pocket income tax liability in their respective taxable periods which include the Effective Time resulting directly from the consummation of the Merger, the Exchange Offers and the Spinoff in excess of $25 million in the aggregate. In making this determination the following shall be taken into account: (1) the amount of cancellation of indebtedness income, if any, includible in gross income, (2) gain, if any, incurred as a result of the distribution or transfer of appreciated assets, and (3) the amount of losses, credits or deductions, including both available net operating loss or credit carryforwards and losses, deductions or credits expected to be generated in the taxable periods which include the Effective Time, but excluding any expected carrybacks from subsequent taxable periods.

         7.2. Conditions to Obligations of Arch and Merger Sub. The obligations of Arch and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Arch at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of PageNet set forth in this Agreement (other than those representations and warranties which would be breached as a result of the filing or conduct of the Bankruptcy Case or the occurrence of an Involuntary Insolvency Event with respect to PageNet): (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause
         (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on PageNet and would not reasonably be expected to have a material adverse effect on the expected benefits of the Merger to Arch), in the case of each of clauses (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Arch shall have received a certificate signed on behalf of PageNet by an executive officer of PageNet to such effect.

                  (b) Performance of Obligations of PageNet. PageNet shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and Arch shall have received a certificate signed on behalf of PageNet by an executive officer of PageNet to such effect.

                  (c) Consents Under Agreements. PageNet shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which PageNet or any of its Subsidiaries is a party (other than consents or waivers relating to the Bankruptcy Case or the occurrence of an Involuntary Insolvency Event), except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on PageNet or a material adverse effect on the expected benefits of the Merger to Arch.

                  (d) Tax Opinion. Arch shall have received the opinion of Hale and Dorr LLP, counsel to Arch, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Arch, Merger Sub and PageNet will be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion shall be based on certain assumptions concerning the fair market value of stock and securities to be surrendered and issued in the Merger, the Exchange Offers and the Spinoff, which PageNet, Arch and, with respect to PageNet, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., and, with respect to Arch, Bear, Stearns & Co. Inc. will certify as being reasonable. In addition, in rendering such opinions, counsel may rely upon representations and certificates given for this purpose by responsible officers of PageNet, Arch and Merger Sub.

                  (e) Certificate. PageNet shall have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.2 is satisfied in all respects, that the PageNet Stockholders Meeting has been convened (unless the Bankruptcy Case precedes the scheduled date of such meeting), and that the actions set forth in Section 6.5(a) of this Agreement have been adopted and approved in accordance with such section (except to the extent such approval is not required by reason of the entry of the Final Confirmation Order).

         7.3. Conditions to Obligation of PageNet. The obligation of PageNet to effect the Merger is also subject to the satisfaction or waiver by PageNet at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Arch and Merger Sub set forth in this Agreement:
         (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the expected benefits of the Merger to PageNet), in the case of each of clauses (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and PageNet shall have received a certificate signed on behalf of Arch and Merger Sub by an executive officer of Arch to such effect.

                  (b) Performance of Obligations of Arch. Each of Arch and Merger Sub shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and PageNet shall have received a certificate signed on behalf of Arch and Merger Sub by an executive officer of Arch to such effect.

                  (c) Consents Under Agreements. Arch shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Arch or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on Arch or a material adverse effect on the expected benefits of the Merger to PageNet.

                  (d) Tax Opinion. PageNet shall have received the opinion of Mayer, Brown & Platt, counsel to PageNet, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
         Section 368(a) of the Code, and that each of Arch, Merger Sub and PageNet will be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion shall be based on certain assumptions concerning the fair market value of stock and securities to be surrendered and issued in the Merger, the Exchange Offers and the Spinoff, which PageNet, Arch and, with respect to PageNet, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., and, with respect to Arch, Bear, Stearns & Co. Inc. will certify as being reasonable. In addition, in rendering such opinions, counsel may rely upon representations and certificates given for this purpose by responsible officers of PageNet and Arch.

                  (e) Certificate. Arch shall have delivered to PageNet a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.3 (a)-(d) is satisfied in all respects, that the Arch Stockholders Meeting has been convened, and that the actions set forth in Section 6.5(b) have been adopted and approved in accordance with such section.

                  (f) Series C Consent Agreement. The Series C Consent Agreement will be in full force and effect, Arch shall not be in breach or default of the Series C Consent Agreement, and to the actual knowledge of the Knowledgeable Executives of Arch, there shall not exist a breach or default under the Series C Consent Agreement by any other party thereto.

                  (g) Spinoff. The Spinoff Dividend may be declared pursuant to Section 6.22 of this Agreement or the Final
         Confirmation Order shall have been entered confirming the Prepackaged Plan.

                               ARTICLE VIII.

                                Termination

         8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of PageNet or Arch referred to in Section 7.1(a), by mutual written consent of PageNet and Arch, through action of their respective Boards of Directors.

         8.2. Termination by Either Arch or PageNet. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Arch or PageNet if: (i) the Merger shall not have been consummated by June 30, 2000 if no Bankruptcy Case has been filed by that date or 30 days following the date by which the Final Confirmation Order must be entered under Section 6.19(a) (the "Termination Date"); provided, however, that either party shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 90 days if the sole reason that the Merger has not been consummated by such date is that the condition set forth in Section 7.1(c) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Governmental Regulations and Arch or PageNet are still attempting to obtain such necessary consents and approvals under applicable Governmental Regulations or are contesting the refusal of the relevant Government Entities to give such consents or approvals in court or through other applicable proceedings; (ii) the PageNet Stockholders Meeting and the Arch Stockholders Meeting shall have been held and completed, but the PageNet Stockholders Approval or the Arch Stockholders Approval, to the extent required by Section 7.1(a), shall not have occurred; or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the PageNet Stockholders Approval or the Arch Stockholders Approval); provided, further, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

         8.3. Termination by PageNet. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the PageNet Stockholder Approval referred to in Section 7.1(a), by action of the Board of Directors of PageNet if:

                  (a) the Board of Directors of Arch shall have withdrawn or adversely modified its approval or recommendation of this Agreement;

                  (b) there has been a breach by Arch or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b); and (ii) cannot be or is not cured prior to the Termination Date;

                  (c) PageNet has received a Superior Proposal, has otherwise complied with the requirements of Section 6.2, provides Arch with all of the material terms of Superior Proposal at least two business days prior to termination and simultaneously with such termination pays to Arch the Arch Termination Fee required by
         Section 8.5(c); or

                  (d) pursuant to Section 6.19(a)(ii), PageNet shall not file the Bankruptcy Case and seek confirmation of the Prepackaged Plan by the Bankruptcy Court and simultaneously pays to Arch the Arch Termination Fee.

         8.4. Termination by Arch. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Arch Stockholder Approval referred to in Section 7.1(a), by action of the Board of Directors of Arch if:

                  (a) the Board of Directors of PageNet shall have withdrawn or adversely modified its approval or recommendation of this Agreement to do so;

                  (b) there has been a breach by PageNet of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b); and (ii) cannot be or is not cured prior to the Termination Date, other than a breach that results solely from the filing or conduct of the Bankruptcy Case consistent with the terms of this Agreement or solely from the occurrence of an Involuntary Insolvency Event with respect to PageNet;

                  (c) the Initial Merger Order has not been entered within 30 days of the commencement of the Bankruptcy Case;

                  (d) the Final Confirmation Order is not entered within the time permitted by Section 6.19(a);

                  (e) the Prepackaged Plan is amended, modified or added to in violation of Section 6.19(b); or

                  (f) Arch has received a Superior Proposal, has otherwise complied with the requirements of Section 6.2, provides PageNet with all of the material terms of the Superior Proposal at least two business days prior to such termination and simultaneously pays to PageNet the PageNet Termination Fee required by Section 8.5(b).

         8.5.     Effect of Termination and Abandonment.

                  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in Section 8.5(b) or (c), or in the proviso at the end of this sentence) on the part of any party to this Agreement or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives; provided, however, no such termination shall relieve any party to this Agreement from any liability for damages resulting from any breach of this Agreement.

                  (b) In the event that: (i) an Acquisition Proposal shall have been made to Arch or have been made directly to Arch' stockholders or noteholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter: (A) Arch' stockholders do not adopt this Agreement or the other transactions contemplated hereby at the Arch Stockholders Meeting or Arch' noteholders do not satisfy the Arch Minimum Condition with respect to the Arch Notes; (B) this Agreement is terminated by either Arch or PageNet pursuant to the terms of this Agreement and (C) Arch enters into an agreement with a third party with respect to an Acquisition Proposal within 12 months of the termination of this Agreement; (ii) this Agreement is terminated by PageNet pursuant to Section 8.3(a) or (b) provided that, with respect to Section 8.3(b), it is terminated solely with respect to a breach of (A)
         Section 6.2 or (B) Section 6.5 (but, only with respect to Arch' obligation in accordance with such Section to duly convene and complete the Arch Stockholders Meeting regarding the adoption of this Agreement and the matters set forth in Section 6.5(b) of this Agreement); or (iii) this Agreement is terminated by Arch pursuant to Section 8.4(f), then Arch and its Subsidiaries (jointly and severally) shall pay PageNet a fee equal to $40.0 million (the "PageNet Termination Fee"), which amount shall be in addition to any expenses to be paid pursuant to Section 6.12, payable by wire transfer of same day funds. A PageNet Termination Fee payable pursuant to Section 8.5(b)(i), or (ii) shall be paid no later than two days after the date of termination and a PageNet Termination Fee payable pursuant to Section 8.5(b)(iii) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.4(f). Arch acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PageNet would not enter into this Agreement. Accordingly, if Arch fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, PageNet commences a suit which results in a judgment against Arch for the fee set forth in this paragraph (b), Arch shall pay to PageNet its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                  (c) In the event that: (i) an Acquisition Proposal shall have been made to PageNet or have been made directly to PageNet's stockholders or noteholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter: (A) PageNet's stockholders do not adopt this Agreement or the other transactions contemplated hereby at the PageNet Stockholders Meeting or PageNet's noteholders do not satisfy the PageNet Minimum Condition with respect to the PageNet Notes, and the Bankruptcy Court fails to enter the Final Confirmation Order which would otherwise enable the transactions set forth in this Agreement to occur without approval by the holders of PageNet Shares; (B) this Agreement is terminated by either Arch or PageNet pursuant to the terms of this Agreement and (C) either (x) PageNet executes and delivers an agreement with respect to an Acquisition Proposal or (y) an Acquisition Proposal with respect to PageNet is consummated, in either case, within 12 months of the date this Agreement is terminated; (ii) this Agreement is terminated by Arch pursuant to
         Section 8.4(a) or (b) provided that, with respect to Section 8.4(b), it is terminated solely with respect to a breach of (A)
         Section 6.2 or (B) Section 6.5 (but, only with respect to PageNet's obligation in accordance with such Section to duly convene and complete the PageNet Stockholders Meeting (unless the Bankruptcy Case has commenced or PageNet has stipulated to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.19(a)(iv) hereof) regarding the adoption of this Agreement and the approval of the matters set forth in Section 6.5(a) of this Agreement); (iii) the Prepackaged Plan is withdrawn without the prior written consent of Arch, or PageNet files any other plan of reorganization or amends, modifies or adds to any material provision of the Prepackaged Plan in each case without the prior written consent of Arch; (iv) any other plan of reorganization filed by a person other than PageNet is confirmed by the Bankruptcy Court; (v) PageNet files a motion to sell or otherwise transfer all or a substantial portion of its assets as part of a sale pursuant to Section 363 of the Bankruptcy Code without the prior written consent of Arch; or (vi) this Agreement is terminated by PageNet pursuant to Section 8.3(c) or
         (d), then PageNet and its Subsidiaries (jointly and severally) shall pay Arch a fee equal to $40.0 million (the "Arch Termination Fee"), which amount shall be in addition to any expenses to be paid pursuant to Section 6.12, payable by wire transfer of same day funds. A Arch Termination Fee payable pursuant to Section 8.5(c)(i), (ii), (iii), (iv) or (v) shall be paid no later than two days after the date of termination and a Arch Termination Fee payable pursuant to Section 8.5(c)(vi) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.3(c) or (d). PageNet acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Arch and Merger Sub would not enter into this Agreement. Accordingly, if PageNet fails to pay promptly the amount due pursuant to this Section 8.5(c) (and in any case in which the Bankruptcy Case has been commenced, the Initial Merger Order approves this provision), and, in order to obtain such payment, Arch commences a suit which results in a judgment against PageNet for the fee set forth in this paragraph
         (c), PageNet shall pay to Arch its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.


                                ARTICLE IX.

                         Miscellaneous and General

         9.1. Survival. Article II, Article III, Article IV and this
Article IX (other than Section 9.4 (Counterparts)), and the agreements of PageNet, Arch and Merger Sub contained in Sections 6.8 (Affiliates), 6.11 (Benefits), 6.12 (Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This
Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of PageNet, Arch and Merger Sub contained in Section 6.12 (Expenses), Section
6.14 (Takeover Statute), Section 6.15 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

         9.2. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         9.3.     Waiver of Conditions.

                  (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative or the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

         9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.5.     Governing Law and Venue; Waiver of Jury Trial.

                  (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed, and governed by, and in accordance with, the substantive laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware, including the U.S. Bankruptcy Court for the District of Delaware (the "Delaware Courts"), for any litigation arising out of or relating to this Agreement or the Prepackaged Plan and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
         SECTION 9.5.

         9.6. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given: (i) when sent if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone; (ii) when delivered, if delivered personally to the intended recipient; and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

         If to Arch or Merger Sub:

                  Arch Communications Group, Inc.
                  1800 West Park Drive, Suite 250
                  Westborough, Massachusetts 01581
                  Attention:  Chief Executive Officer
                  Fax: (508) 870-6076

         with a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Attention: Jay E. Bothwick
                  Fax: (617) 526-5000

         and if to PageNet:

                  Paging Network, Inc.
                  14911 Quorum Drive
                  Dallas, Texas 75240
                  Attention:  Chief Executive Officer
                  Fax: (972) 801-8950

         and

                  Paging Network, Inc.
                  14911 Quorum Drive
                  Dallas, Texas 75240
                  Attention: Senior Vice President and General Counsel
                  Fax: (972) 801-8978

         with a copy to:

                  Mayer, Brown & Platt
                  190 South LaSalle Street
                  Chicago, Illinois 60603-3441
                  Attention: John R. Schmidt
                  Fax:  (312) 701-7711

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         9.7. Entire Agreement. This Agreement (including any exhibits and annexes to this Agreement), Series C Consent Agreement, the Confidentiality Agreement, the PageNet Disclosure Letter, and the Arch Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ARCH AND MERGER SUB NOR PAGENET MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         9.8. No Third Party Beneficiaries. Except as provided in Section
6.11 (Benefits), and Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

         9.9. Obligations of Arch and of PageNet. Whenever this Agreement requires a Subsidiary of Arch to take any action, such requirement shall be deemed to include an undertaking on the part of Arch to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of PageNet to take any action, such requirement shall be deemed to include an undertaking on the part of PageNet to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         9.11. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of, or exhibit or annex to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.12. Captions. The table of contents, article, section, and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

         9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise, provided, that the parties agree that this Agreement may be assumed by PageNet as a debtor-in-possession in the Bankruptcy Case and may be assumed by Arch should Arch become a debtor in any bankruptcy case under the Bankruptcy Code. Any assignment in contravention of the preceding sentence shall be null and void.

                                 * * * * *

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                             PAGING NETWORK, INC.


                             By:  /s/ John P. Frazee, Jr.
                                 --------------------------------------
                                      Name: John P. Frazee, Jr.
                                      Title: Chairman of the Board and
                                                Chief Executive Officer


                             ARCH COMMUNICATIONS GROUP, INC.


                             By: /s/ C.E. Baker, Jr.
                                 ---------------------------------------
                                      Name: C.E. Baker, Jr.
                                      Title: Chairman of the Board and
                                                Chief Executive Officer


                             ST. LOUIS ACQUISITION CORP.


                             By: /s/ C.E. Baker, Jr.
                                 --------------------------------------
                                      Name: C.E. Baker, Jr.
                                      Title: Chief Executive Officer

                                 EXHIBIT A

                        CERTIFICATE OF INCORPORATION

                                     OF

                            PAGING NETWORK, INC.


         FIRST.  The name of the Corporation is:  Paging Network, Inc.

         SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

         The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

         FIFTH. The name and mailing address of the sole incorporator are as follows:


NAME                            MAILING ADDRESS
----                            ---------------
C. Edward Baker, Jr.            1800 West Park Drive, Suite 250, Westborough,
                                MA 01581

         SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

                  1. Election of directors need not be by written ballot.

                  2. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

         SEVENTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         EIGHTH. The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

         As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

         In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made if it is determined that

(I) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.

         The Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

         All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

         The indemnification rights provided in this Article (I) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

         NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                          ----------------------------
                                          C. Edward Baker, Jr.
                                          Sole Incorporator

                                 EXHIBIT B

                    AMENDMENT NO. 5 TO RIGHTS AGREEMENT

         This Amendment No. 5 dated November __, 1999 hereby amends the Rights Agreement originally dated as of October 13, 1995, as amended on June 29, 1998, August 18, 1998, September 3, 1998 and May 14, 1999 (the
"Agreement"), between Arch Communications Group, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a national banking association, as Rights Agent (the "Rights Agent").

                            W I T N E S S E T H:

         WHEREAS, no Person has become an Acquiring Person as such terms are defined in the Agreement; and

         WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 5 pursuant to Section 27 of the Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1. Section 1(ii) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

         (ii) "Exempted Person" shall mean, prior to the Ranger/St. Louis Effective Time (as defined below): (A) W. R. Huff Asset Management Co., L.L.C., together with its Affiliates (collectively, "Huff"), unless and until such time as Huff, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Huff Exempt Threshold (as defined below), in which event Huff immediately shall cease to be an Exempted Person; (B) Whippoorwill Associates, Inc., together with its Affiliates, including, without limitation, any accounts and investment funds managed by it or its Affiliates (collectively, "Whippoorwill"), unless and until such time as Whippoorwill, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Whippoorwill Exempt Threshold (as defined below), in which case Whippoorwill immediately shall cease to be an Exempted Person; (C) Resurgence Asset Management, L.L.C., together with its Affiliates (collectively, "Resurgence"), unless and until such time as Resurgence, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Resurgence Exempt Threshold (as defined below), in which event Resurgence immediately shall cease to be an Exempted Person. "Exempted Person" shall mean, on or after the Ranger/St. Louis Effective Time, any Person that acquires shares of Common Stock ("Merger Shares") in exchange for shares of common stock of Ranger upon the consummation of the merger between Ranger and the Company pursuant to that

         Agreement and Plan of Merger between Ranger and St. Louis dated as of November __, 1999 as the same may be amended (the "Ranger/St. Louis Merger Agreement") unless and until such time as such Person, directly or indirectly becomes the Beneficial Owner of Common Stock in excess of the Merger Exempt Threshold (as defined below). For purposes of this Agreement: (A) the Huff Exempt Threshold shall mean 23.9% of the Common Stock then outstanding;
         (B) the Whippoorwill Exempt Threshold shall mean 21.3% of the Common Stock then outstanding; (C) the Resurgence Exempt Threshold shall mean 19.0% of the Common Stock then outstanding; and (D) the Merger Exempt Threshold shall mean 20.0% of the Common Stock then outstanding (provided that a majority of the shares of Common Stock Beneficially Owned by such Person are Merger Shares). For purposes of this Agreement, the Huff Exempt Threshold, the Whippoorwill Exempt Threshold, the Resurgence Exempt Threshold and the Merger Exempt Threshold are collectively referred to herein as the "Exempt Threshold." For purposes of this Section 1(ii): (A) none of Huff, CS First Boston, Whippoorwill or Northwestern Mutual shall be deemed the Beneficial Owner of any shares of Common Stock that are Beneficially Owned by any other Person solely as a result of any such Person's execution and performance of any Standby Purchase Commitment (as such term is defined in the Plan and Agreement of Merger between the Company, Farm Team Corp., a wholly-owned Subsidiary of the Company, MobileMedia Corporation and MobileMedia Communications, Inc., dated as of August 18, 1998) (as it may be amended from time to time, the "Merger Agreement");
         (B) no Person shall be deemed the Beneficial Owner of any shares of Common Stock that are Beneficially Owned by any other Person solely as a result of such Person's, or such other Person's service as a member of any committee or working group of debtholders of St. Louis or Ranger; and (C) Common Stock shall be deemed to include shares of Common Stock issuable upon conversion of shares of the Company's Series C Convertible Preferred Stock, $.01 par value per share. For purposes of this Agreement the Effective Time shall have the meaning ascribed to such term in the Merger Agreement and Ranger/St. Louis Effective Time shall mean the Effective Time of the Merger as determined pursuant to the Ranger/St. Louis Merger Agreement.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 5 to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first written above.

                                        ARCH COMMUNICATIONS GROUP, INC.

Attest:


_____________________________           By:___________________________________
Name:    J. Roy Pottle                  Name:    C.E. Baker, Jr.
Title:   Executive Vice President       Title:   Chairman of the Board and
         and Chief Financial Officer             Chief Executive Officer

Seal


                                        THE BANK OF NEW YORK

Attest:


______________________________          By:___________________________________
Name:                                   Name:
Title:                                  Title:

Seal

                                 EXHIBIT C

                           STOCKHOLDER AGREEMENT


         This STOCKHOLDER AGREEMENT, dated as of ___________, ____ (this "Agreement") is between Arch Communications Group, Inc., a Delaware corporation ("Arch"), and the undersigned stockholder ("Stockholder") of Paging Network, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

                                  RECITALS

         A. Arch, the Company and St. Louis Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Arch ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of November 7, 1999 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger;

         B. Pursuant to the Merger Agreement, at the Effective Time, outstanding shares of Company Common Stock, including any Company Common Stock owned by Stockholder, will be converted into the right to receive shares of Arch Common Stock;

         C. It is a condition to each party's obligation to effect the Merger that legal counsel to the Company and Arch shall have delivered their respective opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Arch, and the Company each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

         D. The execution and delivery of this Agreement by Stockholder is a material inducement to Arch, Merger Sub and the Company to enter into the Merger Agreement; and

         E. Stockholder has been advised that Stockholder may be deemed to be an "affiliate" of the Company, as such term is used for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is in fact an affiliate of the Company.

         NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

         1. Acknowledgments by Stockholder. Stockholder acknowledges and understands that the representations, warranties and covenants made by Stockholder set forth in this Agreement will be relied upon by Arch, Merger Sub, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by such persons if Stockholder's representations, warranties or covenants are breached. Stockholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Stockholder has deemed appropriate in connection with the execution of this Agreement.

         2. Compliance with Rule 145 and the Act.

                  (a) Stockholder has been advised that (i) the issuance of shares of Arch Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement filed by Arch on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Stockholder may be deemed to be an affiliate of the Company, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is an affiliate of the Company. Stockholder agrees not to sell, pledge, transfer or otherwise dispose of any shares of Arch Common Stock issued to Stockholder in the Merger unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, or (iii) Stockholder delivers to Arch a written opinion of counsel, in form and substance reasonably acceptable to Arch, or a "no-action" letter obtained from the staff of the Commission, to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

                  (b) Arch will give stop transfer instructions to its transfer agent with respect to any Arch Common Stock received by Stockholder pursuant to the Merger, and there will be placed on the certificates representing such Arch Common Stock, or any substitutions therefor, legends stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933."

         and

         "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE CONDITIONS SPECIFIED IN THE STOCKHOLDER AGREEMENT DATED AS OF NOVEMBER 7, 1999 BETWEEN THE HOLDER OF THIS CERTIFICATE AND ARCH COMMUNICATIONS GROUP,

         INC., A COPY OF WHICH AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE PRINCIPAL OFFICES OF ARCH COMMUNICATIONS GROUP, INC. OR FURNISHED BY ARCH COMMUNICATIONS GROUP, INC. TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

The legends set forth above shall be removed (by delivery of a substitute certificate without such legends), and Arch shall promptly so instruct its transfer agent, if a registration statement respecting the sale of the shares has been declared effective under the Act or if Arch is provided (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), (ii) an opinion of counsel, in form and substance reasonably acceptable to Arch, or (iii) a "no-action" letter obtained from the staff of the Commission to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145 or Stockholder was not at the time of the Merger an affiliate of the Company.

         3.       Miscellaneous.

                  (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context to permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

                  (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

                  (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

                  (e) Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

                  (f) This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

                  (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

                  (h) From and after the Effective Time of the Merger and as long as is necessary in order to permit Stockholder to sell Arch Common Stock held by Stockholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Arch will file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, and shall otherwise make available adequate public information regarding Arch in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.


                                       ARCH COMMUNICATIONS GROUP, INC.,
                                       a Delaware corporation

                                       By:____________________________________
                                          Name:
                                          Title:

                                       STOCKHOLDER

                                       By:____________________________________

                                       Name:
                                       Name of Signatory
                                      (if different from name of Stockholder):



                                       Title of Signatory
                                       (if applicable):_______________________

                                       Number of Shares Owned:________________

                                       Number of Shares Issuable upon
                                       Exercise of Stock Options:_____________